BIG O TIRES, INC. SPECIAL MEETING
                                     SCHEDULE 14A
                                    (Rule 14a-101)

                       INFORMATION REQUIRED IN PROXY STATEMENT
                               SCHEDULE 14A INFORMATION
             PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                                 EXCHANGE ACT OF 1934

Filed by the Registrant [X]

FILED BY THE PARTY OTHER THAN THE REGISTRANT [ ]


Check the appropriate box:
[X] Preliminary Proxy Statement [ ] Confidential for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                BIG O TIRES, INC.
                (Name of Registrant as Specified in its Charter)
               Payment of Filing Fee (Check the appropriate box):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(1),  or 14a-6(i)(2) or
    Item  22(a)(2)  of  Schedule  14A.
[ ] $500 per each  party to the  controversy pursuant to Exchange Act
    Rule  14a-6(i)(3).
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which the transaction applies:
Common Stock, par value $0.10 per share.

     (2) Aggregate number of securities to which transaction applies: 3,317,916 shares plus options to purchase 216,232 shares of common stock, par value $0.10 per share.

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $16.50 in cash.

     (4)  Proposed maximum aggregate value of transaction:  $56,699,798 (F1)

     (5)  Total fee paid: $11,339.94

     [X]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:

          (2) Form, Schedule or Registration Statement No.:

          (3) Filing Party:

          (4) Date Filed:

(F1) For purposes of calculating the filing fee only. This amount is based upon the purchase of 3,317,916 shares of Common Stock of the Registrant at a price of $16.50 in cash per share and the cancellation of options to purchase an aggregate of 216,232 shares of Common Stock of the Registrant, which options have exercise prices ranging from approximately $0.32 to $15.88, in consideration for a payment equal to the excess of $16.50 over the exercise prices multiplied by the number of shares subject to such options. The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), equals 1/50th of one percent of the proposed cash payment to the holders of the Common Stock and options.


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PRELIMINARY COPY

                                  BIG O TIRES, INC.
                         11755 East Peakview Avenue, Suite A
                              Englewood, Colorado  80111

To Our Stockholders:


     You are invited to attend the Special Meeting of Stockholders of Big O Tires, Inc. (the "Company") to be held at _________________________________, on
___________, 1996, at ___:___ _.m., Mountain Daylight Time. At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 30, 1996 (the "Merger Agreement"), by and among the Company, TBC Corporation, a Delaware corporation (the "Parent"), and TBCO Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of the Parent (the "Purchaser"), and the transactions contemplated thereby. The Merger Agreement (without the exhibits thereto) is included in the accompanying Proxy Statement as APPENDIX A. Pursuant to the terms of the Merger Agreement, Purchaser will merge with and into the Company, with the Company remaining as the surviving corporation (the "Merger"). The result of the Merger will be that the Company will become a wholly owned subsidiary of the Parent and each outstanding share of the Company's common stock, par value $0.10 per share (the "Common Stock"), will be converted into the right to receive a cash payment of $16.50, without interest (the "Merger Consideration"). The Merger Consideration includes $0.01 per share for the redemption of rights issued pursuant to the Company's Rights Agreement dated as of August 26, 1994. Consummation of the Merger is subject to certain conditions, including, without limitation, the approval and adoption of the Merger Agreement by holders of at least a majority of the outstanding shares of Common Stock.

     The Board of Directors of the Company (the "Board"), based on the unanimous recommendation of the Investment Committee of the Board (the "Investment Committee"), which consists only of directors who are not employees of the Company, has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved the Merger Agreement. The Board recommends that you vote "FOR" approval of the Merger Agreement. In connection with a previous merger proposal from a group consisting of certain franchised dealers and certain members of senior management of the Company, PaineWebber Incorporated ("PaineWebber"), the financial advisor to the Investment Committee, rendered a written opinion dated November 14, 1995, to the Board to the effect that, as of the date of such opinion, the payment of a cash price of $16.50 per share to the holders of the Common Stock was fair from a financial point of view. You are urged to read the Proxy Statement in its entirety for important information regarding the Merger.

     IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, EVEN IF YOU ARE NOT ABLE TO ATTEND IN PERSON. THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED TO APPROVE THE MERGER. CONSEQUENTLY, THE FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. IF INSTRUCTIONS ARE SPECIFIED ON A PROXY CARD, SUCH PROXY CARD WILL BE VOTED IN ACCORDANCE THEREWITH, AND IF NO SPECIFICATIONS ARE MADE, SUCH PROXY CARD WILL BE VOTED FOR THE MERGER AGREEMENT. PLEASE TAKE TIME TO CONSIDER AND VOTE UPON THIS SIGNIFICANT MATTER.

     Please mark, sign and date each proxy card you receive and return it promptly in the enclosed, postage-paid envelope even if you plan to attend the Special Meeting in person. Returning a marked proxy card will not prevent you from voting in person at the Special Meeting, but will assure that your vote is counted if you are unable to attend. If you wish to attend the Special Meeting in person, you will need to present proof of your ownership of shares of Common Stock. If you hold your shares through a bank, broker or other nominee, you must obtain evidence of ownership from such nominee prior to your attendance at the Special Meeting.

     DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS REGARDING EXCHANGING YOUR COMMON STOCK FOR THE MERGER CONSIDERATION AFTER THE SPECIAL MEETING.

                         Sincerely,

                         John E. Siipola
                         Chairman of the Board of Directors


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       PRELIMINARY COPY

                                  BIG O TIRES, INC.
                         11755 East Peakview Avenue, Suite A
                              Englewood, Colorado 80111

                      NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON _______________, 1996

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Big O Tires, Inc., a Nevada corporation (the "Company"), will be held at ___________________, on _____________, 1996, at __:__ _.m., Mountain
Daylight Time, for the purpose of considering and voting upon a proposal to approve the Agreement and Plan of Merger dated as of April 30, 1996 (the "Merger Agreement"), by and among the Company, TBC Corporation , a Delaware corporation (the "Parent"), and TBCO Acquisition Inc., a Nevada corporation and a wholly-owned subsidiary of the Parent (the "Purchaser"), and the transactions contemplated by the Merger Agreement and such other business as lawfully may come before the Special Meeting.

     As more fully described in the Proxy Statement, of which this notice forms a part, pursuant to the Merger Agreement, the Purchaser will merge with and into the Company, with the Company remaining as the surviving corporation (the "Merger"). The result of the Merger will be that the Company will become a wholly-owned subsidiary of the Parent and each issued and outstanding share of the Company's Common Stock will be converted into the right to receive a cash payment of $16.50, without interest (the "Merger Consideration"). The Merger Consideration includes $0.01 per share for the redemption of rights issued pursuant to the Company's Rights Agreement dated as of August 26, 1994. Consummation of the Merger is subject to certain conditions, including, without limitation, the approval and adoption of the Merger Agreement by holders of at least a majority of the outstanding shares of the Company's Common Stock.

     If the Merger is consummated, stockholders will not have appraisal or dissenter's rights and consequently will be required to accept payment of the Merger Consideration.

     Only stockholders of record as of the close of business on May __, 1996, will be entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

     THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK IS REQUIRED TO APPROVE THE MERGER. IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO THE EXERCISE THEREOF IN THE MANNER DESCRIBED IN THE PROXY STATEMENT. IF YOU WISH TO ATTEND THE SPECIAL MEETING IN PERSON, YOU WILL NEED TO PRESENT PROOF OF YOUR OWNERSHIP OF SHARES OF COMMON STOCK.

               PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.
            YOU WILL RECEIVE INSTRUCTIONS REGARDING EXCHANGING YOUR COMMON STOCK FOR THE MERGER CONSIDERATION AFTER THE SPECIAL MEETING.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Philip J. Teigen, Secretary

____________, 1996


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


PRELIMINARY COPY

                                  BIG O TIRES, INC.
                         11755 East Peakview Avenue, Suite A
                              Englewood, Colorado 80111

                                   PROXY STATEMENT
                             ---------------------------

                                     INTRODUCTION

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors ( the "Board") of Big O Tires, Inc. (the "Company") to be used at the Special Meeting of Stockholders (the "Special Meeting") to be held at __________________________________________, on
______________, 1996, at __:__.m., Mountain Daylight Time, and at any adjournment or postponement thereof.

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of April 30, 1996 (the "Merger Agreement"), by and among the Company, TBC Corporation, a Delaware corporation (the "Parent"), and TBCO Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of the Parent (the "Purchaser"), and the transactions contemplated by the Merger Agreement and such other business as lawfully may come before the Special Meeting.

     Pursuant to the Merger Agreement, the Purchaser will merge into and with the Company (the "Merger"), with the Company remaining as the surviving corporation. As more fully described herein under "The Merger Agreement," the result of the Merger will be that the Company will become a wholly-owned subsidiary of the Parent and each issued and outstanding share of common stock of the Company, par value $0.10 per share (the "Common Stock"), will be converted into the right to receive a cash payment of $16.50, without interest (the "Merger Consideration"). The Merger Consideration includes $0.01 per share for the redemption of rights issued pursuant to the Company's Rights Agreement dated as of August 26, 1994 (the "Rights").



     THE BOARD, AND THE INVESTMENT COMMITTEE OF THE BOARD (THE "INVESTMENT COMMITTEE"), BOTH RECOMMEND THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. The Board believes that the Merger presents an opportunity to maximize stockholder value. The Merger will allow the Company's stockholders to receive a cash price representing a premium over the market prices of the Common Stock prevailing prior to the May 2, 1996, announcement of the signing of the Merger Agreement and over the approximately $11.53 per share book value of the Company on March 31, 1996. In connection with a previous merger proposal from a group consisting of certain franchised dealers and certain members of senior management of the Company, PaineWebber Incorporated ("PaineWebber"), the financial advisor to the Investment Committee, rendered a written opinion dated November 14, 1995, to the Board to the effect that, as of the date of such opinion, the payment of a cash price of $16.50 per share to the holders of the Common Stock was fair from a financial point of view. The Board also considered the other matters discussed herein under "Special Factors."

     The affirmative vote of the holders of a majority of the Common Stock outstanding on May __, 1996 (the "Record Date") is required for approval of the Merger Agreement. Only holders of record of shares of Common Stock on the Record Date are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

     You are requested to sign and date the accompanying proxy card and promptly return it to the Company in the enclosed postage-paid, addressed envelope, even if you plan to attend the Special Meeting. Failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Merger.

     DO NOT FORWARD ANY STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS REGARDING EXCHANGING YOUR COMMON STOCK FOR THE MERGER CONSIDERATION AFTER THE SPECIAL MEETING.

     The enclosed proxy card, the accompanying Notice of Special Meeting of Stockholders and this Proxy Statement are being mailed to stockholders of the Company on or about __________________, 1996.


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

                                  TABLE OF CONTENTS
INTRODUCTION ....................................................
SUMMARY .........................................................
     General Information ........................................
     The Parties ................................................
     The Date and Place of the Special Meeting ..................
     No Appraisal or Dissenter's Rights .........................
     The Merger .................................................
     Exchange of Certificates ...................................
     Recommendations for the Merger .............................
     Opinion of Financial Advisor ...............................
     Purposes and Reasons for the Merger ........................
     Interests of Certain Persons in the Merger .................
     Accounting Treatment of the Merger .........................
     Federal Income Tax Consequences ............................
     Price Range of Company Common Stock and Dividend History ...

THE SPECIAL MEETING ..............................................
     General .....................................................
     Record Date and Voting ......................................
     Vote Required to Approve the Merger .........................
     Proxy Information; Revocation ...............................
     Absence of Appraisal Rights and Right to Dissent ............
     Proxy Solicitation ..........................................

SPECIAL FACTORS ..................................................
     The Merger ..................................................
     Background and Negotiations Regarding the Merger ............
     Recommendation of the Board of Directors; the Company's Purpose
       and Reasons for and Belief as to the Fairness of the Merger. Opinion of Financial Advisor Delivered in Connection
        With Dealer Management Group Merger Agreement ............
     Certain Effects of the Merger................................
     Federal Income Tax Consequences .............................
     Accounting Treatment of the Merger ..........................
     Regulatory Approvals ........................................
     Expenses of the Merger ......................................

PRINCIPAL STOCKHOLDERS OF THE COMPANY ............................

SECURITY OWNERSHIP OF THE COMPANY'S MANAGEMENT ...................

PRICE RANGE OF COMPANY COMMON STOCK AND DIVIDEND HISTORY .........

SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY ..............

THE MERGER AGREEMENT .............................................
     Parties to the Merger Agreement .............................
     Description of the Merger Agreement .........................

INTEREST OF CERTAIN PERSONS IN THE MERGER ........................

INFORMATION PERTAINING TO THE PARENT
AND THE PURCHASER ................................................
     General .....................................................
     Security Ownership of Management of TBC in Company ..........

DOCUMENTS INCORPORATED BY REFERENCE ..............................

STOCKHOLDER PROPOSALS ............................................

APPENDIX A AGREEMENT  AND PLAN OF MERGER DATED AS OF APRIL 30, 1996 BY AND AMONG
     TBC CORPORATION, TBCO ACQUISITION, INC. AND BIG O TIRES, INC. (WITHOUT EXHIBITS)

APPENDIX B  PAINEWEBBER INCORPORATED -- FAIRNESS OPINION

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

                                       SUMMARY

     The following is a brief summary of information included elsewhere in this Proxy Statement. The summary is necessarily incomplete and is qualified in its entirety by the more detailed information in this Proxy Statement, its Appendices and the documents incorporated by reference and referred to in this Proxy Statement. Capitalized terms used and not defined in the summary have the meanings as defined elsewhere in this Proxy Statement.

     YOU SHOULD READ THE ENTIRE PROXY STATEMENT AND THE APPENDICES PRIOR TO TAKING ANY ACTION WITH RESPECT TO THE MERGER PROPOSAL.

GENERAL INFORMATION

     This Proxy Statement relates to the proposed merger of the Purchaser with and into the Company pursuant to the Merger Agreement by and among the Company, the Parent and the Purchaser. The result of the Merger will be that each holder of Common Stock will receive $16.50 per share in exchange for such Common Stock.

THE PARTIES

     BIG O TIRES, INC., a Nevada corporation (the "Company"), is engaged primarily in the business of franchising Big O Tire retail stores (the "Retail Stores") and supplying Retail Stores with tires and related automotive products for sale. The Company also owns and operates Retail Stores and, on a limited basis, engages in site selection and real estate development for Retail Stores. The mailing address of the Company's principal executive offices and corporate headquarters is 11755 East Peakview Avenue, Suite A, Englewood, Colorado 80111 and its telephone number is (303) 790-2800.

     TBC CORPORATION, a Delaware corporation (the "Parent"), is an independent marketer and distributor of tires and other automotive aftermarket products. See "Information Pertaining to the Parent and the Purchaser." The mailing address of the principal executive offices of both the Parent and the Purchaser is 4770 Hickory Hill Road, P. O. Box 18342, Memphis, Tennessee 38181-0342, and their telephone number is (901) 363-8030.

     TBCO ACQUISITION, INC., a Nevada corporation (the "Purchaser"), has been organized as a wholly-owned subsidiary of the Parent for the purpose of effecting the Merger and has engaged in no other business activities other than those related to the acquisition of the Company. See "Information Pertaining to the Parent and the Purchaser."

THE DATE AND PLACE OF THE SPECIAL MEETING

     The Special Meeting is to be held at  ________________________________,  on
______________, 1996, at __:__.m., Mountain Daylight Time. At the Special Meeting and at any adjournment or postponement thereof, the stockholders of the Company will be asked to consider and vote upon the proposal to approve the Merger Agreement and the transactions contemplated thereby.

     RECORD DATE; REQUIRED VOTE. As of May __, 1996, the Record Date, _________ shares of Common Stock were issued and outstanding, each of which is entitled to one vote on each matter to be acted upon at the Special Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. The presence of a majority of the outstanding shares of Common Stock will constitute a quorum for purposes of the Special Meeting. The affirmative vote of the holders of a majority of the Common Stock outstanding on the Record Date is required for approval of the Merger Agreement.

     The failure to return a properly executed proxy card, to vote in person at the Special Meeting or, with respect to shares held of record by a broker or other nominee, to provide such broker or nominee with voting instructions (resulting in a broker non-vote) or abstaining from voting, will have the same effect as a vote against the Merger. Proxies may be revoked, subject to the procedures described herein, at any time up to and including the date of the Special Meeting. See "The Special Meeting -- Vote Required to Approve the Merger."

NO APPRAISAL OR DISSENTERS' RIGHTS

     Stockholders do not have appraisal or dissenters' rights in connection with the Merger under Nevada law. Consequently, if the Merger is consummated, their shares of Common Stock will be canceled and they will be required to accept the Merger Consideration. See "The Special Meeting -- Absence of Appraisal Rights and Right to Dissent."

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
THE MERGER

     The Company, the Parent and the Purchaser have entered into the Merger Agreement whereby the Purchaser will merge with and into the Company. The Company will remain as the surviving corporation. The result of the Merger will be that the Company will become a wholly-owned subsidiary of the Parent. Each share of Common Stock will be canceled and converted into the right to receive the Merger Consideration. Each issued and outstanding share of the Purchaser will be converted into one share of Common Stock of the Company at the Effective Time (as defined below), the separate corporate existence of the Purchaser will cease and the name of the Company will remain "Big O Tires, Inc."

     Immediately prior to the Effective Time each outstanding option to purchase shares of Common Stock of the Company will be canceled. Each holder thereof will be entitled to receive, in lieu of each share which such holder otherwise would have received upon exercise of the option, cash equal to the extent (if any) by which $16.50 exceeds the exercise price per share payable pursuant to such option or such lower amount as is provided for in the plan pursuant to which the option was granted. All of the Company's stock option, stock appreciation or compensation plans or arrangements will be terminated as of the Effective Time. See "The Merger Agreement -- Stock Options."

     The effectiveness of the Merger is conditioned upon the satisfaction or waiver of certain conditions including, without limitation, approval of the Merger by the holders of a majority of the outstanding Common Stock (which is being sought pursuant to this Proxy Statement). If the Merger is approved by the requisite vote of the Company's stockholders, and all remaining conditions are satisfied or waived, the Merger will become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada (the "Effective Time"). If the Merger is approved, the Company expects to file the Articles of Merger on or shortly after the date of the Special Meeting. See "The Merger Agreement -- Description of the Merger Agreement."

EXCHANGE OF CERTIFICATES

     Upon consummation of the Merger, each share of Common Stock owned by the stockholders of the Company will be canceled and converted into the right to receive the Merger Consideration. See "The Merger Agreement" and APPENDIX A. If the Merger is consummated, the stockholders of the Company will be required to surrender their stock certificates in proper form as a condition to receipt of payment. Stock certificates should not be surrendered with the proxies. Promptly after the Merger occurs, a transmittal letter with instructions will be sent to stockholders to be used by them to surrender their share certificates. See "The Merger Agreement -- Exchange of Certificates."

RECOMMENDATIONS FOR THE MERGER

     THE BOARD AND THE INVESTMENT COMMITTEE RECOMMEND THAT THE STOCKHOLDERS VOTE FOR THE MERGER. The Board and the Investment Committee base their recommendation on the following factors: (a) the terms and conditions of the Merger Agreement that were determined by arms length negotiations between the parties; (b) the assets, obligations, operations, earnings and prospects of the Company and of the retail tire and automotive products industry generally; (c) recent market prices for the Common Stock, recent trading activity and the fact that the Merger Consideration to be paid to stockholders represents a premium over the $15.00 closing sale price of the Common Stock on April 24, 1996, the day prior to the Board's approval of the Merger Agreement, and over the $11.53 per share book value of the Company on March 31, 1996; (d) the results of their market solicitation to determine whether there were other buyers for the Company; (e) a review of possible alternatives to the sale of the Company, including continuing to operate the Company as a publicly-owned entity; and (f) the written opinion of PaineWebber to the effect that, as of November 14, 1995, the payment of a cash price of $16.50 per share to the holders of the Common Stock was fair from a financial point of view. See "Special Factors." The negotiation of the Merger Agreement did not include participation on behalf of the Company by a representative of the stockholders, as such, although Kenneth W. Pavia, Sr., a substantial stockholder in the Company, participated in various meetings of the Investment Committee and conferred from time to time with members of the

Investment Committee. The Investment Committee consists of disinterested directors who at all times have been represented by counsel separate from the Company's counsel, and have been advised with respect to certain financial matters by PaineWebber. Because the members of the Investment Committee have no relationship with the Parent or the Purchaser, and are not employees of the Company, the Investment Committee believes that it had no conflicts of interest that would interfere with its ability to protect the interests of the Company's stockholders.

OPINION OF FINANCIAL ADVISOR

     PaineWebber has acted as financial advisor to the Company in connection with the Merger. PaineWebber assisted the Investment Committee in its negotiation of the terms of the Merger Agreement. In connection with a previous merger proposal from a group consisting of certain franchised dealers and certain members of senior management of the Company, PaineWebber, the financial advisor to the Investment Committee, rendered a written opinion (the "November 1995 Opinion") dated November 14, 1995, to the Board to the effect that, as of the date of such opinion, the proposed consideration of $16.50 per share in cash to the holders of the Common Stock was fair from a financial point of view, to such holders (other than members of the acquisition group and related parties). The full text of the November 1995 Opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as APPENDIX B to this Proxy Statement. ALTHOUGH THE INVESTMENT COMMITTEE CONSIDERED THE PAINEWEBBER OPINION IN CONNECTION WITH ITS APPROVAL OF THE MERGER, SUCH OPINION RELATES TO A TRANSACTION PROPOSED IN NOVEMBER 1995 THAT WAS NOT CONSUMMATED. SUCH OPINION DOES NOT RELATE TO THE MERGER. PAINEWEBBER HAS NOT BEEN REQUESTED TO, AND DID NOT, RENDER A FAIRNESS
OPINION RELATING TO THE MERGER, AND HAS NOT UPDATED THE REVIEW AND OTHER PROCEDURES FOLLOWING IN CONNECTION WITH THE RENDERING OF ITS NOVEMBER 1995 OPINION. See "Special Factors -- Opinion of Financial Advisor."


PURPOSES AND REASONS FOR THE MERGER

     The Company's purpose and reason for the Merger are to allow the stockholders of the Company to sell their shares in the Company at a price that the Investment Committee and Board believe is fair to and in the best interest of the stockholders. After a stockholder proposal that recommended that the Board engage the services of a nationally recognized investment banker to explore all alternatives to enhance the values of the Company was approved in June 1994, the Company immediately began considering various alternatives to enhance stockholder value. The timing of the Merger has been determined based on the time required to review various alternatives to enhance stockholder value for the Company, to solicit indications from persons who might be interested in acquiring the Company, to negotiate the terms of the Merger Agreement, to allow the Parent to obtain financing, and to obtain the requisite stockholder and other approvals.

     TBC believes that its acquisition of the Company offers substantial growth opportunities for TBC in distribution channels not now being served by TBC and will enhance TBC's stockholder value.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Messrs. John B. Adams, Steven P. Cloward and Thomas L. Staker, who are all directors and/or officers of the Company are expected to be involved in the management and operation of the Company following the Merger, and have entered into employment agreements with the Company that will take effect at the Effective Time. Messrs. Adams and Cloward, by virtue of their roles as directors of the Company, will, along with all other current directors of the Company, be entitled to certain indemnification rights under the Merger Agreement. Consequently, the interests of Messrs. Adams, Cloward and Staker, by virtue of their employment agreements, and the interests of all of the Company's directors, by virtue of their indemnification rights, may be deemed to be separate from or adverse to the interests of the remaining stockholders. As of the Record Date, Messrs. Adams, Cloward and Staker held of record or beneficially (excluding 80,147 shares underlying options) 114,140 shares of Common Stock or 3.44% of the issued and outstanding Common Stock. It is expected that the shares of Common Stock owned by Messrs. Adams, Cloward and Staker will be voted in favor of the Merger. See "Information Pertaining to the Parent and the Purchaser" and "The Merger Agreement."

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be treated, for financial statement purposes, as a sale by the Company's stockholders to Parent for cash. Accordingly, no gain or loss will be recognized by the Company as a result of the Merger. The Merger will be accounted for by the Parent as a purchase.

FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash by a stockholder of the Company pursuant to the Merger Agreement will be a taxable transaction to such stockholder for federal income tax purposes and may also be a taxable transaction under applicable state, local or other laws. Each stockholder is urged to consult his or her own tax advisor as to the particular tax consequences to such stockholder. See "Special Factors
- -- Federal Income Tax Consequences."

PRICE RANGE OF COMPANY COMMON STOCK AND DIVIDEND HISTORY

     The shares of Common Stock are traded on the NASDAQ National Market System under the symbol "BIGO." The following table sets forth the high and low prices, as reported by the NASDAQ National Market System, for each quarter commencing January 1, 1993. These quotations have been rounded to the nearest eighth, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Stockholders are urged to obtain current quotations.


                                                            HIGH          LOW

1993
    First Quarter ..................................        14 1/4        11 1/8
    Second Quarter .................................        16 3/8        10 7/8
    Third Quarter ..................................        17 1/4        13 1/4
    Fourth Quarter .................................        16 1/2        13 1/2

1994
    First Quarter ..................................        16 3/4        12 3/4
    Second Quarter .................................        16 3/4        13 1/8
    Third Quarter ..................................        16 3/4        14 1/2
    Fourth Quarter .................................        17 7/8        15 1/4

1995
    First Quarter ..................................        16 1/4        12 7/8
    Second Quarter .................................        15 1/4        12 1/2
    Third Quarter ..................................        15 1/4        12 3/4
    Fourth Quarter .................................        15 1/8        12

1996
    First Quarter ..................................        15 1/4        12 1/2
    Second Quarter (through _______, 1996) .........


     On May 31,  1995,  June 6, 1995,  March 13, 1996 and May 2, 1996,  the last days the Common Stock traded prior to the public announcements that (i) the Company had received a merger proposal at $16.50 per share of Common Stock from a group consisting of certain franchised dealers and certain members of senior management of the Company (ii) the Investment Committee approved in principle the $16.50 per share merger proposal from a group consisting of certain franchised dealers and certain members of senior management of the Company,
(iii) the Company entered into a letter of intent with the Parent for the Merger and (iv) the Company entered into the Merger Agreement providing for the Merger of Purchaser into the Company at a consideration of $16.50 per share of Common Stock, the closing sale prices of the shares of Common Stock (as reported on the NASDAQ National Market System) were $13.75, $14.25, $13.81 and $15.25, respectively. The closing sale price of the shares of Common Stock (as reported on the NASDAQ National Market System) was $__________ on ________________, 1996.

     The Company has never paid any cash dividends on its shares of Common Stock. See "Price Range of Company Common Stock and Dividend History."

                                 THE SPECIAL MEETING
GENERAL

     This Proxy Statement is being furnished to holders of the Company's Common Stock in connection with the solicitation of proxies by the Company's Board of Directors for use at the Special Meeting to be held at
_______________________________________________,  on  ______________,  1996,  at
_____ __.m., Mountain Daylight Time, and at any adjournment or postponement thereof.

     At the Special Meeting, holders of the Company's Common Stock will consider and vote upon a proposal to merge the Purchaser with and into the Company pursuant to the Merger Agreement. The result of the Merger will be that each holder of Common Stock will receive $16.50 per share in exchange for such Common Stock.

     Information contained in this Proxy Statement with respect to the Parent, the Purchaser, and plans for the Company after the consummation of the Merger has been provided by the Parent. All other information contained herein has been provided by the Company.

RECORD DATE AND VOTING

     The Record Date for determination of the Company's stockholders entitled to notice of and to vote at the Special Meeting has been fixed as the close of business on May __, 1996. Accordingly, only holders of record of shares of Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, the outstanding voting securities of the Company consisted of _________ shares of Common Stock. Each stockholder of record as of the Record Date is entitled to one vote on each matter for each share then held. The holders of a majority of the issued and outstanding shares of Common Stock attending the meeting in person or by proxy will constitute a quorum for the conduct of business at the Special Meeting, and all adjournments and postponements thereof, notwithstanding that less than a quorum may remain after commencement of the Special Meeting.

VOTE REQUIRED TO APPROVE THE MERGER

     The affirmative vote of the holders of a majority of the Common Stock outstanding on the Record Date is required for approval of the Merger Agreement. Consequently, the failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the same effect as a vote against the Merger. Similarly, abstentions and "broker non-votes" (referring to instances where a broker or other nominee physically indicates on the proxy that, because it has not received instructions from beneficial owners, it does not have discretionary authority as to certain shares of Common Stock to vote on the Merger) will have the same effect as a vote against the Merger. The proxies named in the enclosed proxy card may, at the direction of the Board, vote to adjourn or postpone the Special Meeting to another time or place for the purpose of soliciting additional proxies necessary for approval of the Merger.

PROXY INFORMATION; REVOCATION

     Any stockholder has the power to revoke his or her proxy before its exercise at the Special Meeting or any adjournment or postponement by (1) giving written notice of such revocation to the Secretary of the Company, Philip J. Teigen, 11755 East Peakview Avenue, Suite A, Englewood, Colorado 80111, prior to the Special Meeting; (2) giving written notice of such revocation to the Secretary of the Company at the Special Meeting; or (3) signing and delivering a proxy bearing a later date. The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed. The mere presence at the Special Meeting of a stockholder who has executed and delivered a valid proxy will not revoke such proxy. The powers of the proxyholders with respect to the shares of a particular stockholder will be suspended if the stockholder executing the proxy is present at the Special Meeting and elects to vote in person. Subject to such revocation or suspension, each properly executed proxy received by the proxyholders will be voted at the Special Meeting (whether or not instructions are specified thereon). If instructions are specified thereon, such proxy will be voted in accordance therewith, and if no specifications are made, such proxy will be voted for the Merger Agreement.

ABSENCE OF APPRAISAL RIGHTS AND RIGHT TO DISSENT

     The Nevada Merger and Exchanges of Interest Law generally provides that a stockholder is entitled to dissent from a merger and obtain payment of the fair value of such stockholder's shares of stock in the event of a merger to which the corporation, in which the stockholder holds shares, is a party. However, there is no right of dissent under the Nevada Merger and Exchanges of Interest Law with respect to a plan of merger of a corporation the shares of any class of stock of which on the record date were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers Inc. ("NASDAQ") unless the stockholders will receive anything except cash and/or shares of the surviving corporation in exchange for their shares. Because the Common Stock is quoted on the NASDAQ National Market System and because of the composition of the Merger Consideration, stockholders of the Company have no right to dissent upon consummation of the Merger. In lieu of dissenters' rights, the stockholders may have nonstatutory rights under common law to oppose the Merger, including derivative claims or suits for damages or to enjoin the Merger. Consequently, except as set forth above, if the Merger is consummated, stockholders will have their rights as stockholders terminated and their shares will be canceled and they will have only the right to receive the Merger Consideration in exchange for such canceled shares.

PROXY SOLICITATION

     The cost of soliciting proxies will be borne by the Company. The Company may request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to their principals at the expense of the Company. In addition, directors, officers or other employees of the Company may, without additional compensation therefor, solicit proxies in person or by telephone.

                                   SPECIAL FACTORS

THE MERGER

     The Company has entered into the Merger Agreement, a copy (without the exhibits thereto) of which is attached as APPENDIX A to this Proxy Statement, with the Parent and the Purchaser. Pursuant to the terms of the Merger Agreement, the Purchaser will merge with and into the Company with the Company continuing as the surviving corporation. Upon consummation of the Merger, each outstanding share of Common Stock will be converted into the right to receive, upon surrender of such share of Common Stock, the Merger Consideration. Stockholders do not have any appraisal or dissenters' rights under Nevada law. See "The Special Meeting -- Absence of Appraisal Rights and Right to Dissent" and "The Merger Agreement." At the same time, each share of the outstanding common stock of the Purchaser, all of which is owned by the Parent, will be converted into one share of Common Stock of the Company. Thus, after the Merger, all of the then outstanding Common Stock of the Company will be owned by the Parent.

BACKGROUND AND NEGOTIATIONS REGARDING THE MERGER

     PRELIMINARY NOTE. The following discussion describes significant events occuring prior to, during and after the negotiation of the Merger Agreement and material issues discussed during the negotiation of its terms.

     STOCKHOLDER PROPOSAL. By letter dated December 20, 1993, Kenneth W. Pavia, Sr., general partner of Balboa Investment Group, L.P. ("Balboa") which reported that it then owned approximately 9.6% of the outstanding Common Stock, advised the Company that he intended to introduce a proposal at the Company's 1994 Annual stockholders' Meeting. The Company's management had several discussions with Mr. Pavia concerning various aspects of Company operations and membership of its Board during the several months before the Company received Mr. Pavia's proposal. At his request, the following resolution (the "Stockholder Proposal") and a supporting statement were included in the Company's proxy statement for its 1994 Annual Meeting of stockholders ("Annual Meeting").

          "RESOLVED: That the stockholders of the Company recommend and deem it desirable and in their best interest that the Board of Directors immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance the values of the Company. Those alternatives should include, but not be limited to, the possible sale, merger, or go-private transaction involving the Company, or the return to conducting business as a cooperative."

     The Company included in its proxy statement a statement in opposition to the Stockholder Proposal. At the Company's Annual Meeting held on June 8, 1994, the Stockholder Proposal was adopted and approved by the vote of holders of approximately 46% of the then outstanding Common Stock. Such vote constituted the requisite majority of the voting power present at the Annual Meeting which, under the Nevada General Corporation Law, was the vote required to approve the Stockholder Proposal. Approximately 38% of the then outstanding Common Stock was voted against the Stockholder Proposal.

     THE INVESTMENT COMMITTEE. Immediately following the Annual Meeting, the directors of the Company who were not then employees of the Company met to form the Investment Committee to begin the process of implementing the Stockholder Proposal, including engaging an investment banking firm as provided in the proposal. The Investment Committee consisted of Messrs. Carney, Johnston, Mehlfeldt, Siipola, Weiger, and Wernholm, all of whom currently are and at that time were directors of the Company and none of whom were employees of the Company or owners of interests in franchised Retail Stores. Mr. Asher, a director of the Company who owns an interest in a company that owns franchised Retail Stores, was invited to participate as a non-voting member of the Investment Committee.

     In the ensuing 12 days, the members of the Investment Committee contacted or were contacted by approximately 25 investment banking firms and merchant banking firms to discuss providing assistance to the Company in implementing the Stockholder Proposal. The Investment Committee met on June 20, 1994, to review informal proposals received from three investment banking firms. At the meeting, the Investment Committee determined to request formal presentations from three investment banking firms and to request one additional firm to submit information concerning its services.

     On June 29, 1994, the Investment Committee met and heard presentations from four investment banking firms, Donaldson, Lufkin & Jenrette Securities Corp., Kidder, Peabody & Co. Incorporated, PaineWebber, and Bear, Stearns & Co., Inc.

     The Investment Committee met again on July 1, 1994, and selected PaineWebber as the investment banker to advise the Investment Committee with respect to carrying out the Stockholder Proposal. On July 5, 1994, the Company issued a press release regarding the selection of PaineWebber and advised Mr. Pavia of the selection of PaineWebber.

     The Investment Committee met on July 13, 1994, with Steven P. Cloward, President and then Chief Executive Officer, John B. Adams, Executive Vice President and Chief Financial Officer, Philip J. Teigen, General Counsel and Secretary, and Susan D. Hendee, Assistant Counsel and Assistant Secretary of the Company, together with representatives of PaineWebber. At that meeting the Investment Committee discussed the process by which PaineWebber would work with the Investment Committee to analyze alternatives for enhancing the value of the Company, how PaineWebber would conduct due diligence with respect to the Company and other organizational matters relating to facilitating PaineWebber's preparation of a report to the Investment Committee.

     The Investment Committee, Mr. Adams, Mr. Cloward and Ms. Hendee met again on July 27, 1994, with representatives of PaineWebber to hear a progress report from PaineWebber with respect to its work. PaineWebber advised that it was preparing financial analyses and developing a list of alternatives that might enhance stockholder value.

     In addition, the Company retained M. Kane & Company, Inc. ("Kane & Co.") in May 1994 to assist in locating retail tire store chains that might be suitable for acquisition by the Company. Kane & Co. discussed several possible acquisitions with the Company, none of which resulted in substantive negotiations with prospective acquisition candidates.

     STOCKHOLDER RIGHTS PLAN. The Board had begun in early 1994 to consider adopting a stockholder rights plan and other mechanisms designed to prevent the acquisition of the Company under circumstances that would not result in its stockholders realizing fair value for their Common Stock. On April 14, 1994, the Board met with Holme Roberts & Owen LLC, Denver, Colorado ("Holme Roberts"), special counsel, and with PaineWebber to review such mechanisms and to consider adopting a stockholder rights plan which was intended to have the practical effect of ensuring that a fair price would be paid to Company stockholders for their shares in the event of an acquisition. At the April 14, 1994, Board meeting, PaineWebber delivered a presentation relating to the Board's consideration of a stockholder rights plan. In such presentation, PaineWebber, among other things: (i) reviewed the Company's historical and projected summary financial information; (ii) compared the Company's historical price-to-earnings ("P/E") multiples with the P/E multiples of certain indices of publicly traded companies PaineWebber deemed relevant; (iii) compared certain financial and operating statistics of the Company with those of other publicly traded companies PaineWebber deemed relevant; (iv) reviewed the potential effect of the proposed rights plan on the Company's capitalization; (v) reviewed the rights plans of certain companies that had completed a redemption of such rights; (vi) reviewed the price and trading histories of certain publicly traded companies that had adopted rights plans; and (vii) reviewed the terms and structure of rights plans as adopted by certain other publicly traded companies.

     As a part of its presentation, PaineWebber estimated the range of implied stock prices for the Common Stock in the year 2004 (the "2004 Estimated Range"). The 2004 Estimated Range was calculated by applying a range of multiples of 16x to 24x to the future earnings per share of Common Stock in the year 2004, as estimated by the Company's management. The 2004 Estimated Range was made solely for use in determining the initial exercise price of the rights to be issued under a stockholder rights plan, and was not intended in any respect as an indicator of the Company's actual value.

     The Board met again on August 26, 1994, with representatives of Holme Roberts and PaineWebber and, after additional consideration, adopted a stockholder rights plan (the "Stockholder Rights Plan") and declared a dividend of one right for each share of Common Stock outstanding on September 12, 1994, and for each share of Common Stock issued thereafter. Under the Stockholder Rights Plan, on the tenth day following the public announcement of the acquisition of or an offer to acquire specified percentages of the Common Stock, the rights, if not redeemed, would become exercisable. Under certain circumstances, holders of the rights would be entitled to purchase, for half the then current market price, Common Stock of the Company or of an entity acquiring the Company. The Company also adopted changes to the Company Bylaws with respect to stockholder meetings and proposals and director nominations.

     INITIAL PAINEWEBBER PRESENTATION. On September 12, 1994, the Investment Committee, together with Messrs. Cloward and Adams and Ms. Hendee, met with representatives of PaineWebber. PaineWebber provided a presentation to the Investment Committee as to strategic alternatives for the Company. In its presentation, PaineWebber reviewed the Company's existing business plan, including estimates by the Company's management of future Retail Store openings and closings as well as financial forecasts prepared by the Company's management. Based upon these estimates of future performance, PaineWebber performed a discounted cash flow analysis, using discount rates in the range of 14% to 17% and terminal multiples in the range of 14x to 22x, resulting in implied equity values of $9.69 to $35.23 per share.

     PaineWebber reviewed the potential effects of certain strategic alternatives under consideration by the Company's Board of Directors. First, PaineWebber reviewed such potential effects of a repurchase by the Company of 625,000 shares of Common Stock at $16.00 per share. This analysis resulted in implied equity values of $10.09 to $17.87. Second, PaineWebber reviewed the potential effects of a $10 million extraordinary dividend to the holders of Common Stock. This analysis resulted in implied equity values of $11.17 to $17.53 per share. Third, PaineWebber reviewed the potential effects of a leveraged buyout or management buyout of the Company, assuming (i) minimum interest coverage (pro forma EBITDA/interest expense) of 2.5x; (ii) an interest rate on subordinated debt financing of such buyout of 13% per annum; and (iii) a required total rate of return for subordinated debt (including related warrants) of 20% per annum. This analysis resulted in implied equity values of $8.07 to $15.63 per share. Finally, PaineWebber reviewed the potential effects of a sale to or merger with a strategic buyer assuming (i) minimum interest coverage (pro forma EBITDA/interest expense) of 2.5x; (ii) acquisition bank financing at an interest rate of 9% per annum; and (iii) resulting synergies and cost savings of 25% of corporate selling, general and administrative expenses. This analysis resulted in implied equity values of $11.93 to $37.00 per share.

     PaineWebber also reported that it had received informal inquiries from persons expressing an interest in acquiring the Company. The Investment Committee directed PaineWebber to conduct further discussions with those which had expressed a preliminary interest so that the Investment Committee could select a list of qualified potential buyers.

     On September 13, 1994, the Investment Committee reported to the Board concerning its activities. The Board determined that, in view of the substantial activities of the Investment Committee, it would be advisable for Mr. Mehlfeldt, who has significant experience in the tire industry, to serve substantially full time assisting the Investment Committee in evaluating strategic alliances, mergers, sales and acquisitions. On September 22, 1994, Mr. Mehlfeldt entered into a consulting agreement with the Company reporting to the Investment Committee. Mr. Mehlfeldt was paid fees of $47,250 in 1994 and $3,750 in 1995, based on the days for which Mr. Mehlfeldt provided consulting services. The arrangement was terminated on February 15, 1995, when Mr. Mehlfeldt became an employee of the Company.

     Also, at its September 13, 1994 meeting, the Board decided to invite Mr. Pavia to join the Board as a director. In the event that Mr. Pavia declined the invitation to join the Board, the Board authorized the Chairman of the Investment Committee to invite Mr. Pavia to attend Investment Committee meetings. Mr. Pavia did not join the Board, and on September 22, 1994, the Company announced that Mr. Pavia would assist the Investment Committee in its efforts to evaluate alternatives to enhance the Company's value. In September 1994, Mr. Pavia and Balboa signed a confidentiality agreement with the Company.

     The Investment Committee next met on October 11, 1994, with Messrs. Adams, Cloward, Teigen and Ms. Hendee, representatives of PaineWebber, and Mr. Pavia. PaineWebber reported that it had conversations with persons who had expressed an interest in acquiring the Company, including possible strategic buyers and financial buyers. PaineWebber advised that all persons who had expressed an interest had been supplied with confidentiality agreements as a condition to the Company providing due diligence information.

     THE AKH OFFER. On October 11, 1994, AKH Company, Inc. ("AKH"), which owns retail tire dealerships and is based in California, sent the Company a letter proposing a merger in which the Company would be acquired for a cash payment of $18 per share, subject to due diligence, financing and various other conditions.
 The AKH proposal also required a 90-day period of exclusivity during which the Company could not carry on discussions or negotiations with any third parties regarding a sale or combination of the Company. The Company had been approached by AKH earlier in 1994 to determine the interest in the possible acquisition of AKH by the Company. The Company had not pursued discussions with AKH at that time after determining that many of AKH's retail stores were within territories served by existing Company franchised Retail Stores.

     The Company asked AKH to enter into a confidentiality agreement with the Company, and, because of concerns about AKH's financial ability to acquire the Company, to demonstrate its financial capacity to conclude a transaction. The Company also advised AKH that it was unwilling to grant a period of exclusivity. In mid-November, 1994, AKH and the Company entered into confidentiality agreements. On November 1, 1994, AKH announced publicly that it had made a proposal to acquire the Company for an unspecified amount of cash.

     The Investment Committee met on October 24, 1994, with Mr. Adams, Ms. Hendee, Mr. Teigen and representatives of PaineWebber. The Investment Committee was advised that a group of franchised dealers of the Company (the "Dealers") had appointed a committee to review alternatives available to the Dealers in acquiring the Company and that the Dealers had retained KPMG Peat Marwick LLP ("KPMG") to act as their financial advisor. Mr. Adams advised the Investment Committee that certain members of senior management of the Company ("Senior Management"), which included Messrs. Adams and Cloward, were also investigating possible participation with certain of the Dealers in an offer to purchase the Company, and that certain representatives of the Dealers and Senior Management (collectively the "Dealer Management Group") had met to determine whether to make an offer to the Company. He advised that KPMG and a representative of the Dealers had signed confidentiality agreements and that Senior Management and the Dealers had retained Gibson, Dunn & Crutcher, Denver, Colorado, as their legal counsel. In view of the Dealers' interest in a possible transaction with the Company, Mr. Asher, who has interests in, and beneficially owns interests in, several Retail Stores, resigned from the Investment Committee.

     Soon thereafter, the Investment Committee determined to retain Holme Roberts as special counsel to the Investment Committee. Holme Roberts had previously represented ad hoc committees of the Board and had from time to time performed legal services for the Company, primarily in connection with adopting its Stockholder Rights Plan, but was not regularly retained as counsel for the Company.

     The Investment Committee met on November 4, 1994, with representatives of PaineWebber and Holme Roberts, and Mr. Pavia and Ms. Hendee. PaineWebber advised the Investment Committee of contacts that it had made and discussions that had occurred with ten possible strategic buyers and five financial buyers, several of whom had expressed no interest in continuing discussions with the Company.

     The Investment Committee met again on November 17, 1994, with representatives of PaineWebber, Holme Roberts, Mr. Pavia and Ms. Hendee. Mr. Mehlfeldt and PaineWebber provided the Investment Committee with an update as to discussions or contacts on the potential strategic and financial buyers lists. The Investment Committee requested PaineWebber and Mr. Mehlfeldt to intensify discussions with AKH and the Dealer Management Group and to follow-up with one other party who had expressed a preliminary interest in an attempt to bring the discussions to some form of resolution.

     DEALER MANAGEMENT GROUP'S FIRST OFFER. On December 2, 1994, the Company received a letter from the Dealer Management Group that proposed to commence negotiations to acquire the outstanding shares of the Company for $18.50 per share. The proposal was subject to various contingencies, including participation in the buying group by at least 90% of the Common Stock held in the Company's Employee Stock Ownership Plan (the "ESOP") and by the owners of 90% of franchised Retail Stores. The Dealer Management Group also requested a period of exclusivity of 120 days during which the Company would negotiate only with the Dealer Management Group.

     The Investment Committee met on December 5, 1994, with Mr. Pavia and representatives of PaineWebber and Holme Roberts to discuss the Dealer Management Group offer. At that meeting, the Investment Committee also discussed the status of the AKH offer and what implications, if any, acceptance of the AKH offer might have on the Big O franchised dealers as a group. During the meeting, PaineWebber and Mr. Mehlfeldt discussed with the Investment Committee the status of contacts made by PaineWebber on behalf of the Company with other prospective purchasers. Based upon this presentation, the Investment Committee determined that only AKH and the Dealer Management Group continued to evidence an active interest in a transaction to acquire the Company.

     At that meeting, the Investment Committee also considered a request by the Dealer Management Group for payment of its expenses in connection with pursuing an offer to buy the Company. The Investment Committee decided to agree to cover the Dealer Management Group's expenses up to $100,000 incurred to prepare, document and finance its acquisition proposal, including, without limitation, preparation of a definitive merger agreement. The Investment Committee directed Mr. Mehlfeldt and PaineWebber to request the Dealer Management Group to prepare a form of definitive merger agreement to determine if acceptable terms could be arranged. The Company did not agree to a period of exclusivity pending receipt of a satisfactory form of merger agreement.

     On December 6, 1994, two class-action lawsuits were filed in Nevada by stockholders of the Company seeking to enjoin a transaction with the Dealer Management Group, enjoin implementation of the Stockholders Rights Plan, and various other forms of relief. The two cases, which were consolidated, were dismissed by the plaintiffs without prejudice on March 31, 1995.

     During November and December 1994, the Company forwarded to the financial advisor for AKH certain requested information in connection with AKH's due diligence investigation, and representatives of AKH spent one day at the Company's headquarters conducting due diligence investigations. A due diligence meeting between the Company and representatives of AKH was scheduled for December 12 to 14, 1994, but was canceled by AKH through its financial advisor.

     On December 7, 1994, Mr. Mehlfeldt and representatives of PaineWebber met with Messrs. Adams and Cloward, representing Senior Management, and Wesley E. Stephenson and William H. Spencer, representing the Dealers, and a representative of KPMG to discuss the terms of the Dealer Management Group's letter of intent to purchase the Company. Senior Management was authorized to contact the Company's lenders to discuss the proposal.

     On December 8, 1994, the Investment Committee met with representatives of PaineWebber and Holme Roberts. The Investment Committee decided to request that AKH and the Dealer Management Group evidence their continuing interest in acquiring the Company by reaffirming their proposed prices, providing information as to their respective financing contingencies, and setting forth their due diligence requirements and a timetable for closing, by 12:00 Noon on Friday, December 16, 1994, at which time the Investment Committee would review the respective requests for a period of exclusive negotiations. The Investment Committee also agreed to reimburse the Dealer Management Group for up to an aggregate of $175,000 of reasonable expenses, provided that the Dealer Management Group agreed to withdraw a request to adjust the proposed purchase price by an amount equal to the transaction fee due PaineWebber and that it proceed immediately to prepare and submit a definitive merger agreement.

     Following the December 8, 1994 meeting of the Investment Committee, Messrs. Mehlfeldt and Siipola met with Mr. Cloward and Mr. Adams to inquire as to the intended structure of the Dealer Management Group, how it would finance its purchase of the Company and when the Dealer Management Group anticipated it would be prepared to sign a definitive merger agreement. Messrs. Cloward and Adams advised that the Dealer Management Group was in the process of being formed and was working out structural issues among the participants, that the Dealer Management Group was discussing with its financial advisor the sources and terms of financing and was preparing proposals to prospective lenders and equity investors, and that the Dealer Management Group expected to be ready to sign a definitive agreement in early 1995.

     Mr. Adams and PaineWebber attempted to reach AKH through AKH's financial advisor to discuss the AKH offer. The AKH financial advisor advised that it was not prepared to discuss other terms of AKH's offer. Accordingly, no discussions occurred.

     On December 13, 1994, the Company and the Dealer Management Group signed a letter agreement pursuant to which the Company agreed to reimburse the Dealer Management Group for up to $100,000 of costs incurred prior to December 8, 1994, in connection with its acquisition proposal and agreed to reimburse up to $75,000 of additional costs for a period beginning December 8, 1994, and ending on the earlier of execution of a definitive merger agreement, termination of the acquisition proposal, or December 31, 1994. This reimbursement included the $175,000 amount discussed at the December 8, 1994 meeting and the $100,000 amount discussed at the December 5, 1994 meeting. The Dealer Management Group sent a proposed draft merger agreement to the Company.

     Thereafter,  Mr.  Mehlfeldt and  representatives  of PaineWebber  and Holme
Roberts discussed with Gibson, Dunn & Crutcher and KPMG the forms of representations and warranties, conditions to closing and similar technical matters relating to a form of merger agreement. They also discussed the amount of expenses that it would be appropriate to reimburse the Dealer Management Group. The Dealer Management Group asked for reimbursement of all expenses during the terms of the exclusivity and the Company requested a limit on reimbursements. The Company also received a letter from AKH to the effect that it would not proceed with its proposal until the Dealer Management Group proposal was no longer being considered.

     The Investment Committee met on December 16, 1994, with Mr. Pavia and representatives of PaineWebber and Holme Roberts. They were advised by Mr. Pavia that AKH had advised him that AKH had elected not to pursue a transaction with the Company because of the difficulty in competing with Company franchised dealers whose goodwill they would need if they were to acquire the Company, as well as its inability to conduct due diligence in a timely manner. The
Investment Committee discussed the AKH response and discussed AKH's due diligence efforts with PaineWebber and members of the Investment Committee who had been dealing with AKH. The Investment Committee determined that there was not a serious interest on the part of AKH to continue to pursue its offer.

     The Investment Committee also reviewed with PaineWebber the status of discussions with other prospective purchasers and determined that there did not appear to be active interest in acquiring the Company on the part of any prospective purchaser except the Dealer Management Group. The Investment Committee then authorized Mr. Siipola and Mr. Mehlfeldt to negotiate with the Dealer Management Group with respect to an exclusive negotiation period until January 20, 1995, and to pay 80% of costs and expenses of the Dealer Management Group, except in cases where the transaction was terminated for reasons other than the group's unilateral decision not to proceed. Messrs. Mehlfeldt and Siipola and representatives of Holme Roberts and Gibson, Dunn & Crutcher negotiated the terms of an exclusivity agreement and modified arrangement regarding reimbursement of expenses during the ensuing week.

     On December 22, 1994, the Company signed a letter agreement with the Dealer Management Group pursuant to which the Company agreed that it would not solicit or initiate, or, subject to the fiduciary duties of its Board of Directors, participate in discussions with, any person concerning the acquisition of the Company. The Dealer Management Group confirmed the offer of $18.50 per share. The period of exclusivity would terminate upon the later of execution of a definitive merger agreement, termination of negotiations and January 20, 1995.

     The December 22, 1994 letter amended the December 13, 1994 letter with respect to expenses and provided that the Company could terminate the arrangement upon 24-hours notice with respect to expenses not yet incurred. The Dealer Management Group agreed that if it did not consummate the proposed merger for any reason other than because (i) financing was unavailable, or (ii) the Investment Committee failed to recommend or withdraw the recommendation of the consummation of the transaction because of another transaction under certain circumstances, the Dealer Management Group would reimburse the Company for 20% of the expenses incurred. The Company also agreed to indemnify and hold harmless the Dealer Management Group for all costs and expenses arising out of claims relating to the proposed transaction.

     Thereafter, discussions occurred between Messrs. Siipola and Mehlfeldt on behalf of the Investment Committee and Messrs. Cloward and Adams on behalf of Senior Management and with Messrs. Stephenson, Spencer and Richard Miller on behalf of the Dealers with respect to proposed terms of the definitive merger agreement. The Dealer Management Group requested that topping fees be paid in the event another offer were later made and accepted by the Company. The Investment Committee took the position that such a topping fee should not exceed $1,000,000. The Dealer Management Group asked for reimbursement of all expenses incurred in connection with the transaction. The Investment Committee insisted that a maximum limit of expenses be inserted in the definitive agreement. The Investment Committee also took the position that various contingencies to the Dealer Management Group's obligations should be minimized, and that the contingencies related to financing and participation by the Company's franchised dealers should be subject to early review at which time the contingencies should be satisfied or waived. Other discussions as to the scope of representations and warranties and contract language, none of which is material to the substance of the Merger Agreement, were conducted by the respective parties through Gibson, Dunn & Crutcher and Holme Roberts.

     The Investment Committee determined to reimburse the Dealer Management Group for its expenses because it believed that the Dealer Management Group could structure an offer for the Company that would be competitive with any other offers, but that the Dealer Management Group, consisting of employees of the Company and certain franchised dealers, lacked sufficient resources to pay the cost in preparing such an offer. Accordingly, it appeared to the Investment Committee that no sale to the Dealer Management Group would be possible without the Company's agreement to reimburse its costs in pursuing its offer and that it would be in the best interest of the stockholders of the Company to encourage an offer by the Dealer Management Group. The Company also believed that reimbursing expenses was important in maintaining good relations with the Company's franchised dealers. In return for reimbursing expenses between $500,000 and the maximum of $750,000, the Company required that at least 85% of the Company's franchised dealers whose franchise agreements expired before July 1, 1999, extend their agreements through the earlier of July 1, 2002 or three years from when their agreements would have expired. The Company believed that this extension would be a substantial benefit to the Company. AKH's decision not to pursue an offer precluded any subsequent negotiations with AKH. The Company encouraged AKH's participation in the efforts to acquire the Company, but AKH never initiated significant substantive discussions with the Company.

     On January 19, 1995, Messrs. Spencer, Siipola and Mehlfeldt met with representatives of KPMG, Gibson, Dunn & Crutcher, Holme Roberts and PaineWebber to discuss the status of the negotiations. KPMG described the status of the group's efforts to obtain an equity participant from various tire manufacturers and the status of other negotiations with respect to financings. The representatives of the Company inquired as to progress in forming various entities to be owned by the Dealer Management Group and were advised that definitive agreements among the members of the Dealer Management Group had not been completed.


     On January 20, 1995, the Investment Committee met with Mr. Pavia and representatives of PaineWebber and Holme Roberts to review a proposed draft of the merger agreement. Mr. Cloward and representatives of KPMG and Gibson, Dunn & Crutcher also met with the Investment Committee during a portion of the meeting to advise that certain negotiations with respect to equity participations in their group were continuing and that open issues remained between Senior Management and the Dealer Management Group with respect to their relative participation in the purchasing entity. The Investment Committee resolved to recommend to the Board that the form of merger agreement be signed.

     Subsequently, on January 20, 1995, Messrs. Cloward, Adams and Spencer and representatives of Gibson, Dunn & Crutcher met with Messrs. Mehlfeldt, Siipola and representatives of Holme Roberts and PaineWebber. The Dealer Management Group advised the Investment Committee that in view of the unresolved issues among them and the inability to obtain the necessary elements of financing, the Dealer Management Group was not prepared to sign a merger agreement. They requested an extension under the December 22, 1994 letter agreement until February 8, 1995, to sign the merger agreement, which the Company approved. At the close of business on January 20, 1995, Messrs. Cloward and Adams advised Holme Roberts that they had received a negative response to the proposed price of $18.50 per share from one of the possible equity participants with the Dealer Management Group and advised that the group would not hold the Company to the extension until February 8, 1995. Following discussions between Mr. Cloward and Mr. Siipola as to the status of negotiations, the Company reaffirmed its belief that the transaction should be financeable and determined to honor the extension agreement while the Dealer Management Group continued to seek financing.

     The Investment Committee met with Mr. Pavia and representatives of PaineWebber and Holme Roberts on February 8, 1995. It reviewed three letters dated February 7, 1995. The first letter was from the Dealer Management Group which advised that the group had elected not to continue negotiations at that time in light of the difficulties it had experienced in obtaining the elements of its financing necessary to consummate the acquisition and the resulting inability of the Dealer Management Group to reach agreement on certain issues relating to the acquisition.

     The second letter was from the Dealers and advised that the Dealers intended to form an association to be known as "Big O Tire Dealers of America" which was to be organized to deal cooperatively with respect to matters concerning Big O franchisees. The letter contained a copy of a Dealer's "Declaration of Interdependence" which set forth a four-part purpose of the association, including the protection and advancement of Dealers' common interests in preserving the continuity of operations as they currently existed, including distribution systems, product supply, and operational philosophy at the retail level.

     The third letter also dated February 7, 1995, from Messrs. Cloward and Adams, requested a period of exclusivity for negotiating a transaction on behalf of Senior Management and others who might provide financing. Representatives of Senior Management informed the Company that they continued to be interested in completing a purchase of the Company on mutually acceptable terms. The
Investment  Committee  did not grant the period of  exclusivity  requested.  The
Investment Committee began to discuss a restructuring plan for the Company presented in very general terms by Messrs. Siipola and Mehlfeldt. On February 8, 1995, the Company publicly announced that the Dealer Management Group had elected not to pursue the proposed transaction due to the inability to secure financing.

     On February 9, 1995, Mr. Cloward requested that the Company continue to pay certain expenses of Senior Management in pursuing a possible acquisition. The Investment Committee declined the request.

     At a Board meeting on February 15, 1995, the Board approved a revised management structure. The objective of the revised management structure was to allow Mr. Cloward time to continue working on a transaction to acquire the Company and to enable Messrs. Siipola and Mehlfeldt to manage the Company while exploring alternatives to enhance the value of the Company should a transaction with the Dealers and Senior Management not occur. Mr. Siipola remained as Chairman and Mr. Mehlfeldt was elected Vice Chairman of the Company. Messrs. Siipola and Mehlfeldt were retained to work for the Company substantially full time pursuant to salary and incentive arrangements. Mr. Cloward would continue as President of the Company. Messrs. Siipola, Mehlfeldt and Cloward became members of the Office of the Chief Executive. Because of the complexity of organizing the Dealer Management Group proposals, the Board advised Mr. Cloward that it would have no objection if he continued to devote substantially all of his business time to an attempt to organize a group of Dealers and Senior Management to acquire the Company.

     On February 7, 1995, Big O Tire Dealers of America ("BOTDA"), a California nonprofit mutual benefit corporation was incorporated under California law to represent the Dealers' interest in the Dealer Management Group. It was determined that BOTDA would represent the Dealers in negotiation by the Dealer Management Group with the Company. At a Board meeting on February 15, 1995, the Board considered adding a representative of the Dealers to the Board.

     At a Board meeting held on February 24, 1995, the Board approved amendments to the Company's Bylaws so as to accommodate the concept of a three-person Chief Executive Office and to also recognize the new office of Vice Chairman of the Board.

     The Company requested PaineWebber to contact any persons that it had contacted before which it believed continued to have an interest in the Company. PaineWebber reported that it had made various contacts, none of which indicated a continuing interest to purchase the Company. In addition, the status of the Dealer Management Group offer was widely publicized through press releases by the Company and the Dealer Management Group and the Company did not receive serious inquiries during this period from prospective purchasers.

     THE DEALER MANAGEMENT GROUP'S SECOND OFFER. On April 6, 1995, the Company received a proposal from the Dealer Management Group to acquire the Company for a cash price of $16 per share and on substantially the same other terms as the December proposal, including contingencies of signing a definitive merger agreement, obtaining financing to complete the purchase, participation in the acquisition by holders of at least 80% of the shares held by the Company's ESOP, and participation in the purchasing group by franchised dealers of the Company having at least 85% of the Retail Stores. On April 12, 1995, the Investment Committee met with PaineWebber and Holme Roberts. The Investment Committee authorized reimbursement of expenses by the Dealer Management Group through

February 8, 1995. The Investment Committee considered a request for certain reimbursement of expenses by Senior Management subsequent to February 8, 1995, and determined not to provide any additional reimbursements. The Investment Committee reviewed the details of the debt and equity financing that the Dealer Management Group had provided to the Company in connection with the offer to assess the likelihood that financing to complete the purchase would be available. The Investment Committee determined not to accept the $16 per share offer, decided not to reimburse additional expenses of the group in pursuing the proposal, and expressed the Investment Committee's concern about the contingency concerning the ESOP's participation in the transaction. The Investment Committee advised the Dealer Management Group of its determination, and also that the Investment Committee would be open to further negotiations at a more favorable price. The Investment Committee's response was announced publicly.

     On April 24, 1995, the Investment Committee met with representatives of the Dealers and Senior Management including Messrs. Stephenson and Spencer and others on behalf of the Dealers and Messrs. Cloward and Adams, and representatives of KPMG, PaineWebber, Holme Roberts and Wendel Rosen Black & Dean ("Wendel Rosen"), which was now counsel for BOTDA. The Dealer Management Group stated they believed the $16 offer was adequate in light of the Company's prospects and historic earnings. The Investment Committee stated that it believed that a $16 per share offer was inadequate and that it would not recommend a $16 per share offer to the Board of Directors.

     By letter dated May 5, 1995, the Dealer Management Group advised the Company of its desire to have two proposals brought before the Company's Annual Meeting of Stockholders scheduled for June 7, 1995. The first proposal was to recommend that the Company's Board of Directors take all actions necessary to eliminate the Stockholder Rights Plan. The second proposal was to recommend that the Company's Board of Directors begin the good faith reconsideration of, and, if appropriate, negotiation of, the previously rejected cash offer of $16 per share made on April 6, 1995, through a committee comprised exclusively of non-employee directors. Because BOTDA and Senior Management believed that adequate progress was being made in negotiations with the Investment Committee prior to the Annual Meeting of Stockholders, no attempt was made to solicit votes for the proposals and they were not presented at the Annual Meeting of Stockholders.

     Due to the fact that they had become employees of the Company, on May 10, 1995, Messrs. Siipola and Mehlfeldt resigned from the Investment Committee and thereafter did not participate in the Investment Committee's deliberations. Mr. Carney was elected Chair of the Investment Committee.

     On May 22, 1995, representatives of the Dealer Management Group and their advisors met with the Investment Committee, PaineWebber and Holme Roberts to discuss the price at which the Dealer Management Group believed a transaction could be accomplished. The Dealer Management Group stated that it did not believe that it could obtain financing at a price above $16.00 per share based upon the Company's historical performance and its projections.

     Following receipt of the Dealer Management Group's second offer, the Company contacted AKH to request whether it had any continuing interest in purchasing the Company. The Company was advised that AKH would not pursue the purchase of the Company.

     Although the Dealer Management Group did not raise its offer above $16.00, it explored with the Investment Committee, the Investment Committee's advisors and the advisors to the Dealer Management Group, the possibility of reducing certain costs associated with the transaction so that the offer price could be increased. The meeting ended with the Investment Committee indicating that although the Dealer Management Group would have to negotiate any such cost savings on its own, the Investment Committee would be receptive to an acquisition offer for the Company at a price of $16.50 per share.

     On June 5, 1995, the Company announced that it had received a letter from the Dealer Management Group proposing to acquire the Company at a price of $16.50 per share, subject to a number of conditions. In conjunction with the Company's Annual Meeting of Shareholders, the Investment Committee met on June 6, 1995, with PaineWebber and Holme Roberts to discuss the status of negotiations with the Dealer Management Group, including timing of a transaction and the terms of reimbursement of their expenses. The Investment Committee met the following morning with Holme Roberts and representatives from Senior Management, and BOTDA including Messrs. Cloward, Adams, Stephenson, Spencer, a representative of Wendel Rosen and other members of the Dealer Management Group to discuss terms of a definitive agreement. On June 7, 1995, the Investment Committee met with Holme Roberts and decided to recommend that the Company enter into a letter agreement with the Dealer Management Group with respect to an offer at $16.50 per share subject to obtaining financing, participation in the Purchaser of at least 80% of the shares held by the Company's ESOP, participation in the Purchaser of not less than 85% of the franchised Big O Dealers, and negotiation of a definitive merger agreement. The Company agreed to pay up to $750,000 of the Purchaser's expenses (including those previously reimbursed in connection with the December 1994 proposal), if 85% of the franchised stores owned by Dealers participating in the Dealer Group with franchises expiring before July 1, 1999, extended their franchise agreements at least through the earlier of (a) July 1, 2002, or (b) the date three years after such franchise agreements would expire. If they did not do so, the reimbursement would not exceed $500,000. The Investment Committee also agreed to reimburse up to $217,000 of financing fees and commitments. The Board met following that meeting and approved the letter agreement. The letter agreement was signed on June 7, 1995, by the Company and the Dealer Management Group, a press release announcing the signing of the letter agreement was released on June 7, 1995, and the signing of the letter agreement was announced at the Annual Meeting of Shareholders held on the evening of June 7, 1995.

     During the ensuing month the parties negotiated a definitive merger agreement with companies formed by the Dealer Management Group (the "Dealer Management Group Merger Agreement"). The Investment Committee met on July 18, 1995, with Holme Roberts to review the Dealer Management Group Merger Agreement and provided final, technical comments.

     On July 21, 1995, the Investment Committee met with PaineWebber and Holme Roberts and approved signing the Dealer Management Group Merger Agreement. Representatives of PaineWebber reviewed the terms of the transaction, including its work with the Company over the past year. The Investment Committee then reviewed language of the draft Dealer Management Group Merger Agreement and its representations concerning the Investment Committee's determination with respect to the fairness of the transaction and the likelihood of receiving a fairness opinion. The Investment Committee determined to recommend the merger proposed by the Dealer Management Group to the Board as being in the best interest of the Company and its stockholders. The Investment Committee also determined, based upon its own analysis of the consideration and taking into consideration the presentation of PaineWebber at the meeting, that the transactions contemplated by the Dealer Management Group Merger Agreement, based on information presently known, were in the best interest of and, subject to the receipt of the fairness opinions as described in the Dealer Management Group Merger Agreement, fair to the disinterested stockholders of the Company. The Investment Committee also determined that it was unaware of any reason why the Company would not receive a fairness opinion as provided in the Dealer Management Group Merger Agreement.

     Thereafter, on July 21, 1995, the Board met with Hopper and Kanouff, Holme Roberts and PaineWebber and again approved signing the Dealer Management Group Merger Agreement and certain amendments to the Stockholder Rights Plan necessary to permit the signing of the Dealer Management Group Merger Agreement and the consummation of the merger pursuant to the Dealer Management Group Merger Agreement. Members of the Board who were participating in the transaction as Senior Management or Dealers abstained from voting because of such participation. All other directors voted to approve the Dealer Management Group Merger Agreement. The Dealer Management Group Merger Agreement was signed on July 24, 1995.

     On July 24, 1995, prior to executing the Dealer Management Group Merger Agreement, the Company changed the Stockholder Rights Plan by amending the Rights Agreement between the Company and Interwest Transfer Co., Inc., to permit the transactions contemplated by the Dealer Management Group Merger Agreement.

     On August 16, 1995, the Dealer Management Group presented to the Investment Committee evidence of financing commitments subject to various contingencies, the fulfillment of which would occur in the future. The Investment Committee reviewed and determined that the Dealer Management Group's financing commitments, in the aggregate, were for amounts sufficient to provide funds to pay the consideration.

     On August 31, 1995, the Company agreed to a request made by the Dealer Management Group to extend until October 2, 1995, the date on which the Company or the Dealer Management Group could terminate the Dealer Management Group Merger Agreement, if prior to October 2, 1995, the Dealer Management Group had not satisfied or waived the contingency in the Dealer Management Group Merger
Agreement that required participation in the Dealer Management Group by the Company's dealers owning not less than 85% of the franchised Big O Retail Stores ("Dealer Participation Contingency").

     On October 2, 1995, the Company agreed to a request made by the Dealer Management Group to extend until October 16, 1995, the date on which the Company or the Dealer Management Group could terminate the Dealer Management Group Merger Agreement, if prior to October 16, 1995, the Dealer Management Group had not satisfied or waived the Dealer Participation Contingency. As part of the agreement, the Dealer Management Group agreed that the Company would not further extend such deadline.

     On October 15, 1995, the Company received notice from the Dealer Management Group that the Dealer Management Group elected to waive the Dealer Participation Contingency. The Dealer Management Group advised the Company that dealers owning 82% of the Company's franchised Big O Retail Stores, as of the date of the Dealer Management Group Merger Agreement, had elected to participate indirectly in the acquisition of the Company.

     On November 14, 1995, the Board met with Hopper and Kanouff, Holme Roberts, PaineWebber and Lentz Evans and King, P.C., legal counsel to the ESOP. At the meeting, PaineWebber rendered its opinion to the effect that, as of such date, the merger consideration to be paid by the Dealer Management Group was fair, from a financial point of view, to the holders of Common Stock.



     At the meeting held on November 14, 1995, the Board (other than those directors who were participating in the acquisition as members of Senior Management or BOTDA or the Dealers who abstained) voted to recommend that the stockholders vote for the merger pursuant to the Dealer Management Group Merger Agreement.

     By letter dated January 12, 1996, the companies formed by the Dealer Management Group requested that the Investment Committee consider increasing the expense reimbursement to the Dealer Management Group by $250,000 and consider extending the termination date in the Dealer Management Group Merger Agreement to March 31, 1996. On January 23, 1996, the Investment Committee met and discussed the requests but took no action. By letter dated January 25, 1996, to the Dealer Management Group, the Investment Committee requested confirmation that the Dealer Management Group was proceeding with the merger pursuant to the Dealer Management Group Merger Agreement.

     On January 30, 1996, representatives of the Dealer Management Group and Gibson, Dunn & Crutcher had a telephone conference with the Investment Committee and a representative of Holme Roberts to discuss the status of the merger pursuant to the Dealer Management Group Merger Agreement.

     After February 28, 1996, the Dealer Management Group Merger Agreement could be terminated by either party if the closing had not yet occurred. The Board met on February 28, 1996, and determined that it would not terminate the Dealer Management Group Merger Agreement at that time.

     On March 12, 1996, the Investment Committee met with representatives of PaineWebber and Holme Roberts to discuss the status of the Dealer Management Group Merger Agreement, the status of Parent's interest in a possible transaction with the Company, and certain reimbursements requested by the Dealer Management Group. Mr. Cloward subsequently joined the meeting to discuss the status of financing for the Dealer Management Group. He was requested by the Investment Committee to submit a status report by the end of the business day regarding consummation of the Dealer Management Group Merger Agreement. The Investment Committee declined a request to change the amount of reimbursable expenses.

     On March 13, 1996, the Investment Committee and Board met again with representatives of PaineWebber and Holme Roberts and reviewed a letter from the Dealer Management Group with respect to the status of various matters relating to the Dealer Management Group Merger Agreement. Following the review, the Investment Committee decided to terminate the Dealer Management Group Merger Agreement immediately pursuant to its terms.

     TBC CORPORATION. On September 26, 1995, Mr. Cloward spoke by telephone with Mr. Louis DiPasqua, the President and Chief Executive Officer of the Parent, who indicated to Mr. Cloward that the Parent might be interested in acquiring an interest in the Company. Later the same day, Messrs. Cloward and Adams telephoned Mr. DiPasqua and discussed the Parent's potential interest and indicated to Mr. DiPasqua that Messrs. Cloward and Adams would advise BOTDA if there were an interest.

     On September 28, 1995, Messrs. Cloward and Adams met with Mr. DiPasqua, Mr. Ronald E. McCollough and Mr. Bob M. Hubbard, representatives of TBC, to discuss TBC's interest in an acquisition of the Company. The representatives of the Parent indicated that the Parent did not intend to interfere with the merger pursuant to the Dealer Management Group Merger Agreement, but the Parent would move ahead simultaneously until its interest could be defined. The Parent's interest in the Company was not communicated to the Investment Committee.

     In October 1995, Messrs. Cloward and Adams advised Mr. DiPasqua that they would provide the Parent with the Company's public filings. On December 12, 1995, Mr. DiPasqua telephoned Mr. Cloward and indicated that the the Parent's acquisition committee had met and approved moving forward, and reaffirmed the Parent's interest in ownership of the Company. Mr. DiPasqua reiterated that the Parent did not want to interfere with the merger pursuant to the Dealer Management Group Merger Agreement.

     On December 14, 1995, Messrs. Cloward, Adams, Stephenson, Scott E, Klossner, Michael E. Lyons, Philip J. Teigen and a representative of Gibson, Dunn & Crutcher met with Messrs. DiPasqua, McCollough and Hubbard in Memphis, Tennessee. The discussions centered around why the Parent was interested in acquiring the Company, what that meant for the Company's franchised dealers, and what impact it may have on pricing, supply and other issues pertaining to the Company's products. The representatives of the Parent indicated again that they did not want to interfere with the timing of the merger pursuant to the Dealer Management Group Agreement, but would rather pursue an approach that would permit the Parent to perform its own due diligence on the Company while the Dealer Management Group moved forward with the merger pursuant to the Dealer Management Group Merger Agreement.

     On December 16 and December 17, 1995, Mr. Cloward advised Messrs. Carney and Wernholm of the Parent's interest.

     On December 19, 1995, Mr. Siipola contacted Mr. DiPasqua to verify the Parent's interest and Mr. DiPasqua confirmed that the Parent desired to perform due diligence regarding the Company.

     Effective December 20, 1995, the Company, the companies formed by the Dealer Management Group and the Parent entered into an agreement whereby the Company, at the request of the companies formed by the Dealer Management Group, agreed to facilitate the Parent's investigation of the Company. The Company also agreed to indemnify the Parent against any claims, expenses and costs that the Parent may incur by reason of its investigation of the Company and agreed, without making the Parent whole for the Parent's costs and expenses of investigation, not to solicit or participate in any discussions with or provide any information to any person or group (other than the Dealer Management Group) regarding the acquisition of the Company until the earlier of the Parent's announcement that the Parent did not wish to acquire the Company or March 20, 1996. The Parent and the Company also agreed to hold in confidence nonpublic information received by each from the other. Thereafter, the Company provided information to the Parent and its advisors.

     On December 29, 1995, Messrs. Cloward and Adams met in Memphis, Tennessee with Messrs. DiPasqua, McCollough and Hubbard to further discuss both the Parent's and the Dealer Management Group's interest in acquiring the Company. On the same date, Messrs. Cloward, Adams, DiPasqua, McCollough and Hubbard had a telephone conversation with the BOTDA Board of Directors which resulted in a decision that the Dealer Management Group and the Parent would move ahead simultaneously.

     On January 3, or January 4, 1996, Messrs. Cloward and DiPasqua discussed a potential trip that would permit representatives of the Parent to meet with selected Dealers, visit selected Retail Stores, tour the Company's three warehouses, meet the rest of the Company's management group and gain a better understanding of the Company's franchise system.

     In January 1996, the Dealer Management Group agreed that the Company could discuss a potential acquisition with Parent.

     On January 22, 1996, the Company and the Parent issued a press release describing the Parent's potential interest in acquiring the Company.

     Between January 22, 1996 and January 29, 1996, Messrs. Cloward and Staker and Messrs. DiPasqua and Hubbard toured certain of the Company's franchised Retail Stores and warehouses.

     On February 2, 1996, Messrs. Cloward and DiPasqua had a telephone conversation in which Mr. DiPasqua indicated that the Parent's acquisition committee had met again and, based upon due diligence conducted, had decided to continue its investigation. He also indicated that another set of meetings with Parent's personnel and advisors was scheduled for February 8 and February 9, 1996. Mr. DiPasqua asked Mr. Cloward to provide additional information regarding the Company that Mr. DiPasqua could present to the acquisition committee of the Parent.

     On February 15, 1996, the Board, including Messrs. Cloward and Adams, the Investment Committee, Mr. Teigen, and representatives of PaineWebber, Holme Roberts and Hopper and Kanouff met with representatives of the Parent. The Parent presented an offer to the Investment Committee to acquire the Company's outstanding stock and options for a combination of cash and stock. The package presented by the Parent consisted of $11.25 cash and .288 shares of the Parent's common stock valued by the Parent at $2.31 (assuming a market value of $8.00 per share of the Parent's stock) in exchange for each share of the Company's Common Stock. The Parent valued the total package at $13.56 per share prior to an acquisition by the Parent and $15.00 per share post-acquisition, based upon the assumption that the Parent's common stock would have an intrinsic value of at least $13.00 per share following an acquisition by the Parent of the Company. Following the presentation, the Investment Committee met to consider the offer. The Board and advisors reconvened and, based upon the recommendation of the Investment Committee, the Board, with Messrs. Cloward and Adams abstaining, rejected the offer.

     On February 26, 1996, the Investment Committee received a draft letter of intent from Parent setting forth the general terms of a proposed merger, including a price of $16.50 per share, which price would be reduced by the aggregate amount that certain transaction costs incurred by the Company after September 30, 1995, in connection with the Dealer Management Group Merger Agreement and the acquisition of the Company by Parent, exceeded $1,300,000, and the amount by which certain severance payments to Senior Management exceeded $300,000, divided by the number of outstanding shares on a fully diluted basis.

     The Investment Committee met on February 28, 1996, with representatives of Holme Roberts and PaineWebber. The Investment Committee instructed Holme Roberts to negotiate certain terms of the letter of intent with respect to reimbursement of expenses if the transaction did not proceed and with respect to certain contingencies in the letter of intent.

     On March 6, 1996, the Board met with representatives of PaineWebber and Holme Roberts to discuss the status of the negotiations with Parent. They discussed the effect of a downward adjustment of the $16.50 per share price for expenses exceeding the specified amount and reviewed the status of transaction expenses with Company management.

     On March 8, 1996, members of the Investment Committee and Messrs. Siipola and Mehlfeldt, with representatives of Holme Roberts, participated in a telephone conference with representatives of Parent and Parent's atttorneys to request that the $1,300,000 limitation on expenses and the $300,000 severance agreement limitation be changed to an aggregate limit for all such matters of $1,900,000, and that certain obligations to reimburse Parent if a definitive agreement were not signed be deleted.

     On March 11, 1996, Parent submitted to the Company a proposed letter of intent incorporating the requested changes. At the meeting on March 12, 1996, with representatives of PaineWebber and Holme Roberts, the Investment Committee reviewed the terms of the revised letter of intent with Parent and approved the transaction in concept subject to approval of the Dealer Management Group of a consent to the transaction and waiver of claims against the Company. At the meeting on March 13, 1996, the Investment Committee and the Board, after deciding to terminate the Dealer Management Group Merger Agreement, approved entering into the letter of intent with Parent, with four directors affiliated with the Dealer Management Group abstaining from voting.

     On April 11, 1996, the Investment Committee met and reviewed with Holme Roberts the terms of a draft of the Merger Agreement. The Investment Committee requested that certain modifications be made with respect to the termination provisions of the agreement and considered whether to request an updated fairness opinion from PaineWebber in connection with the Merger Agreement. The Investment Committee had been advised that the cost of such an opinion would reduce the Merger Consideration, because estimated expenses were at the $1,900,000 maximum permitted amount. The Investment Committee discussed with Messrs. Adams, Cloward, Mehlfeldt and Siipola developments in the retail tire industry and the Company's financial performance since the date of the November 1995 Opinion of PaineWebber. The Investment Committee determined that, under the circumstances, the Investment Committee would not request a new fairness opinion unless the agreement with Parent extended beyond the reporting of the Company's results for the second quarter of 1996, at which time the Investment Committee would reconsider whether it was appropriate to request an additional fairness opinion.

     On April 25, 1996, the Board met by telephone conference and reviewed a revised draft of the Merger Agreement with representatives of Holme Roberts. The Board approved the form of the Merger Agreement presented to the directors at the meeting based on the recommendation of the Investment Committee and taking into consideration the November 1995 Opinion of PaineWebber, subject to final approval by the Executive Committee of such changes as the Executive Committee approves. The Board also approved certain amendments to the Stockholders Rights Plan necessary to permit the signing of the Merger Agreement and consummation of the Merger. Certain members of the Board abstained from voting on the proposals based on the intention of Parent and certain directors to continue as employees of the Company following the consummation of the Merger and based on certain directors' existing relationships with current franchisees of the Company. All other directors voted to approve the Merger Agreement as indicated above.

     On April 30, 1996, the Executive Committee met by telephone conference with representatives of Holme Roberts and on May 1, 1996, members of the Investment Committee participated in telephone conferences with the Parent and its representatives to discuss final proposed language changes to the Merger
Agreement. The Executive Committee approved a revised form of the Merger Agreement with such final language changes on April 30, 1996. On May 2, 1996, the parties signed the Merger Agreement effective as of April 30, 1996. Prior to the execution of the Merger Agreement, the Company and Interwest Transfer Co., Inc. executed an amendment to the Stockholder Rights Plan effective as of April 30, 1996, to permit execution of the Merger Agreement.


RECOMMENDATION OF THE BOARD OF DIRECTORS; THE COMPANY'S PURPOSE AND REASONS FOR AND BELIEF AS TO THE FAIRNESS OF THE MERGER

     RECOMMENDATION. The Investment Committee and the Board (excluding Messrs. Adams and Cloward, who will have employment agreements with the Company, and Messrs. Asher and Lallatin, who have interests in Retail Stores, all of whom abstained from voting) of the Company have considered the terms and structure of the Merger, have reviewed the financial and legal aspects of the Merger with financial and legal advisors, have considered the financial and operational considerations related to the Merger, believe that the Merger is fair to and in the best interest of the Company's stockholders and recommend that stockholders vote for the proposal to approve the Merger Agreement. Included in the directors who voted for the recommendation were all of the directors who are not employees of the Company. Each member of the Board has advised the Company that he intends to vote his shares in favor of the adoption of the Merger Agreement. On the

Record Date the directors and members of their families beneficially owned an aggregate of _______ outstanding shares (approximately ____% of the outstanding shares of the Common Stock) of Common Stock (not including approximately ____ shares underlying outstanding options).

     THE COMPANY'S PURPOSE AND REASONS FOR THE MERGER AND FOR THE TIMING OF THE MERGER. The Company's purpose and reason for the Merger are to allow all stockholders of the Company to sell their shares in the Company at a price that the Investment Committee and Board believe is fair to and in the best interests of the stockholders. After the Stockholder Proposal was approved in June 1994 the Company began immediately considering various alternatives to fulfill the mandate to take action directed toward enhancing stockholder value. The timing of the Merger has been determined by the time required to review various alternatives to enhance stockholder value for the Company, to solicit indications from persons who might be interested in acquiring the Company, to negotiate the terms of the Merger Agreement, for the Parent to obtain financing, and to obtain the requisite stockholder and other approvals.

     FAIRNESS. The Board and the Investment Committee began considering various alternatives in response to the Stockholder Proposal and after considering all of the factors described below, determined that the Merger was fair to and in the best interest of the Company's stockholders who would receive the Merger Consideration.

     MERGER PRICE. The Merger Consideration constitutes a 10.0% premium over the $15.00 last reported sale price of the Common Stock on April 24, 1996. The book value of the Company as of March 31, 1996, was approximately $11.53 per share.

     MARKET TEST. After extensive testing of the market to determine whether there were buyers for the Company, the Board and the Investment Committee determined that the Merger represents the best transaction that would be available for the Company in the foreseeable future. The Board and Investment Committee believe the market test was conducted fairly and thoroughly. The marketplace was aware that the Company would be receptive to offers for more than 10 months prior to the execution of the Dealer Management Group Merger Agreement, which also provided for a $16.50 per share merger consideration, and the Company through PaineWebber contacted approximately 17 prospective purchasers of the Company.

     OTHER TRANSACTIONS. The Investment Committee and the Board did not believe, based upon the July 1995 analysis of PaineWebber and its own determination of acceptable debt levels for the Company, that extraordinary dividends or share repurchases would enhance stockholder value. The Board considered the advice of PaineWebber with respect to various alternatives to enhance shareholder value and PaineWebber's related presentation on July 21, 1995.

     LIQUIDATION VALUE. The Investment Committee did not believe that the Company's stockholders would receive an amount per share exceeding the Merger Consideration if the Company were liquidated. The Investment Committee determined that liquidation would be less favorable to the Company's stockholders than the Merger Consideration because of taxes that would be payable at the Company level before distributions to stockholders could be paid and the fact that the Company's assets were not separately as valuable as the Company as a going concern.

     STATUS QUO. The Investment Committee considered continuing to operate the Company without any specific transaction and determined that a transaction for the Merger Consideration was advisable. The retail tire business is extremely competitive with relatively low margins. In addition, the Company depends upon continued strong purchases from Retail Stores that, subject to the limitations contained in their respective franchise agreements, are free to buy their retail inventory elsewhere. The uncertainty of future successful performance by the Company was considered to be outweighed by the assurance of $16.50 per share.

     FAIRNESS OPINION. On November 14, 1995, in connection with the Dealer Management Group Merger Agreement, PaineWebber delivered the November 1995 Opinion to the effect that, as of the date of such opinion, the payment of a cash price of $16.50 per share to the holders of the Common Stock was fair from a financial point of view. The Board and the Investment Committee considered the lapse of time between the delivery of the November 1995 Opinion and the date of the Board's and the Investment Committee's recommendation (which is made as of the date of this Proxy Statement). Although the public trading price of the Common Stock has fluctuated during that period, the Board and the Investment Committee gave the November 1995 Opinion significant weight in determining to make their recommendation because there has not been a material favorable change in the underlying business or assets of the Company or its prospects since the date of the fairness opinion. The Board did not request PaineWebber to render a fairness opinion in connection with the Merger because of the cost involved.


     The Investment Committee and the Board of Directors have not assigned relative weights to the factors described above.


OPINION OF FINANCIAL ADVISOR DELIVERED IN CONNECTION WITH DEALER MANAGEMENT GROUP MERGER AGREEMENT

     The full text of the opinion of PaineWebber dated November 14, 1995, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as APPENDIX B to this Proxy Statement. Stockholders of the Company are urged to read such opinion carefully in its entirety. The summary of the PaineWebber opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the November 1995 Opinion.

     The Company retained PaineWebber as financial advisor to the Investment Committee with respect to the Dealer Management Group Merger Agreement and to render an opinion as to whether or not the payment of a cash price of $16.50 per share to the holders of Common Stock was fair, from a financial point of view, to such holders (other than members of the acquisition group and related parties).

     ALTHOUGH THE INVESTMENT COMMITTEE CONSIDERED THE PAINEWEBBER OPINION IN CONNECTION WITH ITS APPROVAL OF THE MERGER, SUCH OPINION RELATES TO A TRANSACTION PROPOSED IN NOVEMBER 1995 THAT WAS NOT CONSUMMATED AND DOES NOT RELATE TO THE MERGER. PAINEWEBBER HAS NOT BEEN REQUESTED TO, AND DID NOT ISSUE A FAIRNESS OPINION RELATING TO THE MERGER AND HAS NOT UPDATED THE REVIEW AND OTHER PROCEDURES FOLLOWED IN CONNECTION WITH THE RENDERING OF ITS NOVEMBER 1995 OPINION.

     PaineWebber has delivered to the Board its written opinion to the effect that, as of November 14, 1995, and based on its review and assumptions and subject to the limitations summarized below, that the payment of a cash price of $16.50 per share to the holders of Common Stock was fair from a financial point of view. PaineWebber's opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. PaineWebber did not, and was not requested by the Investment Committee to render a fairness opinion in connection with, or to make any recommendation as to the form or amount of consideration to be paid pursuant to, the Merger Agreement.

     In rendering the November 1995  Opinion,  PaineWebber,  among other things:
(i) reviewed, among other public information, the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1994, and a draft of the Company's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1995;
(ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to PaineWebber by the Company; (iii) conducted discussions with members of senior management of the Company concerning the Company's businesses and prospects; (iv) reviewed the historical market prices and trading activity for the Common Stock and compared such price and trading history with that of certain other publicly traded companies which PaineWebber deemed relevant; (v) compared the financial position and operating results of the Company with those of certain other publicly traded companies which PaineWebber deemed relevant;
(vi) reviewed the proposed financial terms of the Dealer Management Group Merger Agreement and compared such terms with the financial terms of certain other mergers and acquisitions which PaineWebber deemed relevant; (vii) reviewed the

Dealer Management Group Merger Agreement and a draft of the proxy statement relating to the Dealer Management Group Merger Agreement as proposed to be filed with the Securities and Exchange Commission; and (viii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed appropriate, including its assessment of general economic, market and monetary conditions.

     In preparing the November 1995 Opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available or supplied or otherwise communicated to it by or on behalf of the Company, and it did not independently verify such information. PaineWebber assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance or the Company. PaineWebber did not undertake, and was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company and assumed that all material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company's consolidated financial statements. PaineWebber, at the request of the Company, solicited third party indications of interest with respect to the acquisition of the Company. PaineWebber's opinion was based on the regulatory, economic, monetary and market conditions existing on the date thereof.

     PaineWebber's opinion was directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote with respect to the Merger. PaineWebber's opinion does not address the relative merits of any potential transactions or business strategies discussed by the Board of Directors of the Company or the Investment Committee as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger.

     PaineWebber assumed that there had been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to PaineWebber prior to the date of its opinion. PaineWebber assumed no responsibility to revise or update its opinion if there is a change in the financial condition or prospects of the Company from that disclosed or projected in the information PaineWebber reviewed as set forth above or in general economic or market conditions.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its fairness opinion, PaineWebber did not attribute any particular weight to any analysis or factor considered by it. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein, and neither the Company nor PaineWebber assumes any responsibility for their accuracy. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the price at which businesses may actually be sold.

     The following paragraphs summarize the significant analyses performed by PaineWebber in arriving at the opinion of PaineWebber, dated November 14, 1995, presented to the Board of Directors of the Company.

     STOCK TRADING HISTORY. PaineWebber reviewed the history of the trading prices and volume for the Common Stock, both separate and in relation to market indices and the comparative company index. The comparative company index comprised four companies which PaineWebber deemed relevant including Bandag Incorporated, Brad Ragan, Inc., Republic Automotive Parts, Inc. and the Parent (the "Comparative Companies").

     SELECTED COMPARATIVE PUBLIC COMPANY ANALYSIS. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of the Company to the corresponding data of the Comparative Companies.

     With respect to the Company and the Comparative Companies, PaineWebber compared multiples of latest 12 months revenues, EBITDA, EBIT, net income, book value, estimated (by International Brokers Estimate System or "IBES") 1995 earnings per share ("EPS") and estimated (by IBES) 1996 EPS. PaineWebber noted that, based on closing stock prices as of November 9, 1994, the Company's revenue multiple was 0.45x versus a median revenue multiple of 0.46x for the Comparative Companies; the Company's EBITDA multiple was 6.4x versus a median EBITDA multiple of 6.5x of the Comparative Companies; the Company's EBIT multiple was 7.7x versus a median EBIT multiple of 8.0x for the Comparative Companies; the Company's net income multiple was 12.5x versus a median net income multiple of 11.5x for the Comparative Companies; the Company's book value multiple was 1.32x versus a median book value multiple of 1.51x for the Comparative Companies; the Company's 1995 EPS multiple was 11.9x versus a median 1995 EPS multiple of 10.2x for the Comparative Companies; and the Company's 1996 EPS multiple was 10.5x versus a median 1996 EPS multiple of 7.6x for the Comparative Companies.

     PaineWebber applied the multiples of revenues, EBITDA, EBIT, net income, book value, estimated 1995 EPS and estimated 1996 EPS calculated above to the respective results of the Company which resulted in a range of possible equity values for the Company based on the comparative company analysis of $11.87 to $16.32 per fully diluted share of Common Stock. PaineWebber then applied a control premium of 30%, based on the Retail Industry Transactions premium described in "Special Factors -- Opinion of Financial Advisor --Premiums Paid Analysis," to such valuation range to determine a range of possible equity values assuming a control premium. Based on this analysis, PaineWebber derived a range of possible equity values of $15.43 to $21.22 per fully diluted share of Common Stock.

     DISCOUNTED  CASH  FLOW  ANALYSIS.  A  discounted  cash flow  analysis  is a traditional valuation methodology used to derive a valuation of a corporate entity by capitalizing the estimated future earnings and calculating the estimated future free cash flows of such corporate entity and discounting such aggregated results back to the present. PaineWebber performed a discounted cash flow analysis of the Company based on the fiscal 1995 to 2000 financial forecast for the Company provided by the Company management (the "Financial Forecast").
Using the information set forth in the Financial Forecast, PaineWebber calculated the estimated "free cash flow" based on projected unleveraged net income adjusted for: (i) certain projected non-cash items (i.e., depreciation and amortization); (ii) projected capital expenditures; and (iii) projected non-cash working capital investment.

     PaineWebber analyzed the Financial Forecast and discounted the stream of free cash flows provided in such projections back to December 31, 1995 using discount rates of 13.0% to 17.0%. To estimate the residual value of the Company at the end of the Financial Forecast period, PaineWebber applied terminal multiples of 6.0x to 7.0x to the projected fiscal 2000 EBITDA and discounted such value estimates back to December 31, 1995, using discount rates of 13.0% to 17.0%. Based on this analysis, PaineWebber derived a range of possible equity values of $14.95 to $20.32 per fully diluted share of Common Stock.

     PREMIUMS PAID ANALYSIS. Using publicly available information, PaineWebber calculated the premiums represented by the $16.50 per share cash price based on the Company's closing stock price one day, one week and four weeks prior to public announcement of : (i) the $18.50 per share offer from the Dealer Management Group on December 5, 1994 (the "$18.50 Management Offer"); (ii) the Balboa shareholder proposal on December 31, 1993 (the "Balboa Shareholder Proposal"); and (iii) Balboa's initial 13-D filed on February 17, 1993, in which Balboa stated that it had discussions with management regarding methods of increasing sales, cash flow and profitability, and that it intended to continue such discussions with the intention of assisting the Company in enhancing shareholder value (the "Balboa 13-D Filing"). PaineWebber determined that: (i) the premiums of the $16.50 per share cash price over the closing stock price one day, one week and four weeks prior to the $18.50 Management Offer (which was made after the October 1994 AKH offer of $18 per share) were 3.1%, 3.9% and a negative 0.8%, respectively; (ii) the premiums of the $16.50 per share cash price over the closing stock price one day, one week and four weeks prior to the Balboa Shareholder Proposal were 18.9%, 15.8% and 14.8%, respectively; and (iii) the premiums of the $16.50 per share cash price over the closing stock price one day, one week and four weeks prior to the Balboa 13-D Filing were 22.2%, 26.9% and 22.2%, respectively. PaineWebber noted that the premiums set forth in (i) above reflected the announcement of the $18.00 per share AKH offer and the premiums set forth in (ii) and (iii) above were based on stock prices that prevailed over 22 months prior to the date of its opinion.

     PaineWebber compared the premiums calculated above with the historical median premium paid in retail industry (as defined by Securities Data Corporation ("SDC")) transactions announced between January 1, 1990, and November 3, 1995 (the "Retail Industry Transactions"). PaineWebber determined, based on information obtained from SDC, that the median of the premium of offered price to closing stock price for the Retail Industry Transactions one day, one week and four weeks prior to announcement of such transactions was 25.7%, 28.7% and 33.7%, respectively.

     Pursuant to an engagement letter between the Company and PaineWebber, PaineWebber has been paid fees of $850,000 by the Company. PaineWebber is also being reimbursed for its related expenses. The Company has also agreed to indemnify PaineWebber, its affiliates and each of their respective directors, officers, agents and employees, and each person, if any, controlling PaineWebber or any of its affiliates, against certain liabilities, including liabilities under federal securities laws.

     PaineWebber has previously provided investment banking services to the Company and may provide financial advisory or other investment banking services to the Company in the future. In the normal course of its business, PaineWebber may from time to time trade the debt or equity securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes. The Company retained PaineWebber primarily because of the experience of the PaineWebber personnel in evaluating businesses and seeking candidates to acquire companies and because of the Investment Committee's perception of such persons' overall understanding of the Stockholder Proposal.

     A COPY OF THE PAINEWEBBER FAIRNESS OPINION IS INCLUDED HEREIN AS APPENDIX
B. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE PAINEWEBBER FAIRNESS OPINION IN ITS ENTIRETY.

CERTAIN EFFECTS OF THE MERGER

     As a result of the Merger, the Company will become a wholly-owned subsidiary of the Parent. Current stockholders of the Company will no longer own any interest in the Company. Such stockholders will not share in any future earnings or growth of the Company. The Common Stock will no longer be traded on the NASDAQ National Market System or any other securities exchange or registered under the Exchange Act. The Company will no longer be subject to the reporting and other requirements of the Exchange Act.

FEDERAL INCOME TAX CONSEQUENCES

     The discussion of federal tax consequences set forth below is directed primarily toward individual taxpayers who are citizens or residents of the United States. However, because of the complexities of federal, state and local income tax laws it is recommended that the Company's stockholders consult their own tax advisors concerning the federal, state and local tax consequences of the Merger. Persons who are trusts, tax-exempt entities, corporations subject to specialized income tax rules (for example, insurance companies) or non-United States citizens or residents are particularly cautioned to consult their tax advisors in considering the tax consequences of the Merger.

     GENERAL. The following is a summary of the material federal income tax consequences of the Merger to the Company and its stockholders. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities, possibly with a retroactive effect. No rulings have been requested or received from the Internal Revenue Service (the "IRS") as to the matters discussed herein and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed in this summary or, if it does challenge the tax treatment, that it will not be successful.

     FEDERAL  INCOME TAX  CONSEQUENCES  TO THE  PARENT,  THE  PURCHASER  AND THE
COMPANY. The merger of the Purchaser into the Company, with the Company surviving and with the Company's stockholders receiving solely cash in the transaction, constitutes a taxable reverse subsidiary merger which will be treated for federal income tax purposes as a direct purchase by the Parent of the Common Stock from the Company's stockholders in exchange for cash and as such the transitory existence of the Purchaser as the wholly-owned subsidiary will be disregarded for federal income tax purposes. Because the Parent will be treated as purchasing the Common Stock directly from the Company's stockholders, unless a Code Section 338 election is made to treat the purchase by the Parent of the Company's Common Stock as a purchase of the Company's assets resulting in a stepped up basis in the Company's assets, no gain or loss will be recognized by the Company as a result of the Merger. Further, no gain or loss will be recognized by Parent upon the receipt of the shares of the Company's Common Stock from the Company's stockholders in exchange for cash. The payment by the Parent of the Merger Consideration, which will be transferred by the Company to the Company's stockholders upon surrender by them of their shares of Common Stock, will be treated as a contribution by the Parent to the Company's capital and as such the Parent's tax basis in the Common Stock will equal the amount of such capital contribution.

     FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY'S STOCKHOLDERS. Consistent with the analysis described in the preceding paragraph, a stockholder of the Company (other than a tax exempt trust or other tax exempt organization which owns shares of the Company's Common Stock) will recognize gain or loss as a result of the Merger, measured by the difference between such stockholder's amount realized and its basis in the Common Stock.

     For noncorporate stockholders of the Company who hold Common Stock as a capital asset, gain or loss recognized as a result of the Merger will be treated as a capital gain or loss, provided that the Company is not treated for federal income tax purposes as a "collapsible corporation." In the opinion of the Company's management, the Company is not a collapsible corporation for federal income tax purposes. Under the current provisions in effect as of the date hereof, net capital gains (i.e., the excess of net long-term capital gain for the taxable year over net short-term capital loss for such year) of an individual stockholder will be taxed at a maximum rate of 28% in contrast to items taxable as ordinary income which are subject to rates of up to 39.6%. The
U. S. Congress is considering in connection with its proposed balanced budget legislation a provision which would reduce the maximum tax rate on net capital gains. President Clinton has declared his intention to veto such legislation. The legislation, if any, which ultimately is enacted with respect to the taxation of net capital gains and the effective date of any such legislation is uncertain at this time.

     In the case of a corporate stockholder, capital losses are allowed only to the extent of capital gains. In the case of a noncorporate stockholder, capital losses are allowed only to the extent of capital gains plus the lesser of (i) $3,000 ($1,500 in the case of a married individual filing a separate return) or
(ii) the excess of losses over such gains. Generally, a corporation may carry its excess capital loss back three years or forward five years, subject to limitation in the Code. Generally, in the case of a noncorporate taxpayer, excess capital losses may be carried forward indefinitely and used each year, subject to the $3,000 limitation ($1,500 in the case of a married individual filing a separate return), until the loss is exhausted.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be treated, for financial statement purposes, as a sale by the Company's stockholders to the Parent for cash. Accordingly, no gain or loss will be recognized by the Company as a result of the Merger. The Merger will be accounted for by the Parent as a purchase.

REGULATORY APPROVALS

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "HSR Act"), provide that acquisition transactions such as the Merger may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The Company and the Parent filed information and material with the Department of Justice and the Federal Trade Commission with respect to the Merger on May 3, 1996, and early termination of the applicable waiting period was granted on May __, 1996. At any time before or after the consummation of the Merger, the Department of Justice, the Federal Trade Commission or some other person could seek to enjoin or rescind the Merger on antitrust grounds. See "The Merger Agreement -- Conditions to the Merger."

     There are no other federal or state regulatory requirements that must be complied with or remaining approvals that must be obtained in connection with the Merger other than the approval of the Company's stockholders as required by the Nevada Merger and Exchanges of Interest Law.

EXPENSES OF THE MERGER

     It is estimated by the Company that the expenses incurred by the Company in connection with the Merger will be approximately $3,600,000 in the aggregate. The aforementioned amount includes expenses incurred in connection with the proposed merger pursuant to the Dealer Management Group Merger Agreement. See "The Merger Agreement--Fees and Expenses."

                        PRINCIPAL STOCKHOLDERS OF THE COMPANY

     The following persons are the only persons known to the Company who, on May __, 1996, owned beneficially more than 5% of the outstanding shares of the Company's Common Stock:


NAME AND ADDRESS OF                            AMOUNT AND NATURE OF     PERCENT
BENEFICIAL OWNER                               BENEFICIAL OWNERSHIP     OF CLASS
- --------------------                           --------------------     --------


Big O Tires, Inc. .................................     496,243         14.96%
Employee Stock Ownership Plan ("ESOP")
11755 East Peakview Avenue
Englewood, Colorado 80111

Balboa Investment Group, L.P.......................     309,500          9.33%
  a California limited partnership and
  Mr. Kenneth W. Pavia, Sr., the sole general
  partner of this partnership
1101 East Balboa Boulevard
Newport Beach, California 92661-1313

Maurice D. Sabbah, et al...........................     190,265(3)       5.73%
262 East Moorehead Street
P. O. Box 700
Burlington, North Carolina 27216

- -------------------

     (1)  Of the  496,243  shares  of Common  Stock in the  ESOP,  approximately
          459,769 shares of Common Stock have been allocated to participants' accounts and approximately 36,474 shares of Common Stock have not been allocated to participants' accounts. Pursuant to the provisions of the ESOP, each participant has the right to direct the ESOP Trustee as to how to vote the shares of Common Stock allocated to the participant's account.

     (2) In a Schedule 13D dated May 31, 1995, as amended, the Company was notified that these persons held these shares of Common Stock.

     (3) In a Schedule 13D dated December 6, 1993, the Company was notified that these persons held these shares of Common Stock.

                                       37

                    SECURITY OWNERSHIP OF THE COMPANY'S MANAGEMENT

     The following table shows, as of May __, 1996, the shares of the Company's outstanding Common Stock beneficially owned by each director and executive officer of the Company and the shares of the Company's outstanding Common Stock beneficially owned by all executive officers and directors of the Company as a group:


NAME OF                          AMOUNT AND NATURE OF          PERCENT
BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP(1)(10)   OF CLASS(10)
- ------------------               ---------------------------   -----------


John B. Adams .....................     55,109(2)(8)(9)       1.65%
Ronald D. Asher ...................     16,520(3)(8)            *
Frank L. Carney ...................      1,780(8)               *
Steven P. Cloward .................    122,578(4(8)(9)        3.64%
Everett H. Johnston ...............      1,452(8)               *
Robert K. Lallatin ................        369(5)               *
Horst K. Mehlfeldt ................      4,522(8)               *
John E. Siipola ...................      5,193(8)               *
Ralph J. Weiger ...................      3,414(8)               *
C. Thomas Wernholm ................     20,457(6)               *
Donald D. Flanders ................        -0-                 -0-
Dennis J. Fryer ...................     11,855(7)(9)            *
Allen E. Jones ....................     17,016(7)(9)            *
Ronald H. Lautzenheiser ...........     23,762(7)(9)            *
Kelley A. O'Reilly ................      6,183(7)(9)            *
Gregory L. Roquet .................     16,378(7)(9)            *
Thomas L. Staker ..................     16,599(7)(9)            *
Philip J. Teigen ..................     13,445(7)(8)(9)         *
Bruce H. Ware .....................     18,686(7)(8)(9)         *
All Current Directors and
  Executive Officers as
  a Group (19 persons) ............    355,320(2)(3)(4)      10.19%
                                              (5)(6)(7)(8)(9)
- -------------------
*    Percent of shares of Common Stock  beneficially  owned by this  director or officer does not exceed 1% of the Company's outstanding Common Stock.

                                       38

     (1) Unless otherwise indicated, the shares are held directly in the names of the beneficial owners and each person has sole voting and sole investment power with respect to the shares.

     (2) Includes 1,311 shares of Common Stock owned jointly by Mr. Adams and his wife, over which shares Mr. Adams may be deemed to have shared voting and investment power, and includes 18,073 shares of Common
          Stock that have been allocated or are to be allocated to Mr. Adams in the ESOP, over which shares Mr. Adams has sole voting power.

     (3) Includes beneficial ownership by R&A Asher, Inc., a California corporation ("R&A"), of 156 shares of Common Stock. Mr. Asher and his wife each own 50% of the issued and outstanding capital stock of R&A, and Mr. Asher may be deemed to have shared voting and investment power over the 156 shares. Includes 470 shares owned by a retirement trust in which Mr. Asher and his wife are co-trustees.

     (4) Includes 25,110 shares owned directly by Mr. Cloward's wife, over which shares Mr. Cloward may be deemed to have shared voting and investment power, and includes 39,159 shares that have been allocated or are to be allocated to Mr. Cloward in the ESOP, over which shares
          Mr. Cloward has sole voting power.

     (5) Includes 410 shares owned by B & G Tire, Inc. of which Mr. Lallatin is the President and 51% owner.

     (6) Includes 3,820 shares of Common Stock owned jointly by Mr. Wernholm and his wife and over which shares Mr. Wernholm may be deemed to have shared voting and investment power over such shares.

     (7) Includes the following shares of Common Stock that have been allocated or are to be allocated to the following executive officers who participate in the ESOP, over which shares these executive officers will have sole voting power:

               NAME                                  NO. OF SHARES*
               --------                              -------------

               Dennis J. Fryer ........................    7,628
               Allen E. Jones .........................    7,214
               Ronald H. Lautzenheiser ................   11,218
               Kelley A. O'Reilly .....................    4,118
               Gregory L. Roquet ......................    6,241
               Thomas L. Staker .......................    7,085
               Philip J. Teigen .......................    6,017
               Bruce H. Ware ..........................    8,321

- -------------------

     * The share numbers have been rounded up or down to the nearest whole share.

                                       39

     (8) Included in the above are shares of Common Stock underlying presently exercisable options granted under the Big O Tires, Inc. Director and Employee Stock Option Plan owned by the following directors and executive officers:

                                                  NO. OF SHARES
                                               UNDERLYING PRESENTLY
                  NAME                          EXERCISABLE OPTIONS
                  ------------                  -------------------


                  John B. Adams .....................    4,922
                  Ronald D. Asher ...................   15,894
                  Frank L. Carney ...................    1,780
                  Steven P. Cloward .................   12,284
                  Everett H. Johnston ...............    1,452
                  Allen E. Jones ....................      906
                  Horst K. Mehlfeldt ................    4,522
                  John E. Siipola ...................    4,193
                  Philip J. Teigen ..................      833
                  Bruce H. Ware .....................      302
                  Ralph J. Weiger ...................    1,767
                  C. Thomas Wernholm ................   16,637

- -------------------

     (9)  Included in the above share  figures are shares of  restricted  Common
          Stock granted under the Big O Tires, Inc. Long Term Incentive Plan, over which shares the following executive officers have sole voting power, and includes shares of Common Stock underlying presently exercisable options granted under the Long Term Incentive Plan:


NAME                                          NO. OF SHARES      NO. OF OPTIONS
- ----                                          -------------      --------------


John B. Adams ..........................            7,552           23,251
Steven P. Cloward ......................           11,370           34,655
Dennis J. Fryer ........................            1,716            2,496
Allen E. Jones .........................            1,716            7,180
Ronald H. Lautzenheiser ................            3,495            9,049
Kelley A. O'Reilly .....................            2,065                0
Gregory L. Roquet ......................            1,907            8,230
Thomas L. Staker .......................            4,479            5,035
Philip J. Teigen .......................            1,634            4,961
Bruce H. Ware ..........................            1,764            7,899

- -------------------

                                       40

     (10) The beneficial ownership and percentages for each person and the group have been reported and calculated as if the presently exercisable options owned by each person or the group referred to in the preceding footnotes had been exercised.

               PRICE RANGE OF COMPANY COMMON STOCK AND DIVIDEND HISTORY

     The shares of Common Stock are traded on the NASDAQ National Market System under the symbol "BIGO." The following table sets forth the high and low prices, as reported by the NASDAQ National Market System, for each quarter commencing January 1, 1993. These quotations have been rounded to the nearest eighth, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Stockholders are urged to obtain current quotations.


                                                      HIGH             LOW
                                                      ----            -----

1993
 First Quarter ...........................           14 1/4           11 1/8
 Second Quarter ..........................           16 3/8           10 7/8
 Third Quarter ...........................           17 1/4           13 1/4
 Fourth Quarter ..........................           16 1/2           13 1/2

1994
 First Quarter ...........................           16 3/4           12 3/4
 Second Quarter ..........................           16 3/4           13 1/8
 Third Quarter ...........................           16 3/4           14 1/2
 Fourth Quarter ..........................           17 7/8           15 1/4

1995
 First Quarter ...........................           16 1/4           12 7/8
 Second Quarter ..........................           15 1/4           12 1/2
 Third Quarter ...........................           15 1/4           12 3/4
 Fourth Quarter ..........................           15 1/8           12

1996
 First Quarter ...........................           15 1/4           12 1/2
 Second Quarter (through _______, 1996) ..

     On May 31, 1995, June 6, 1995, March 13 1996 and May 2, 1996, the last days the Common Stock traded prior to the public announcements that (i) the Company had received a merger proposal at $16.50 per share of Common Stock from the Dealer Management Group, (ii) the Investment Committee approved in principle the $16.50 per share merger proposal from the Dealer Management Group, (iii) the Company entered into a letter of intent with the Parent for the Merger and (iv) the Company entered into the Merger Agreement providing for the Merger of Purchaser into the Company at a consideration of $16.50 per share of Common Stock, the closing sale prices of the shares of Common Stock (as reported on the NASDAQ National Market System) were $13.75, $14.25, $13.81 and $15.25 respectively. The closing sale price of the shares of Common Stock (as reported on the NASDAQ National Market System) was $____________ on _________________, 1996.

     The Company has never paid any cash dividends on its shares of Common Stock. Currently, the Company is subject to various covenants and restrictions under loan agreements with First Chicago, AT&T Capital Corporation, The Kelly-Springfield Tire Company ("Kelly") and other lenders and holders of long term notes previously issued by the Company. These restrictions limit or prohibit the Company from, among other things, paying cash dividends on its capital stock. One or more of these loan or credit facilities will be refinanced or restructured in connection with the financing of the Merger, but it is unknown whether the restrictions on payment of dividends will be modified. See "Special Factors -- Financing of the Merger."

                 SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     The following table sets forth consolidated financial data for, and as of the end of, each of the three (3) month periods ended March 31, 1996, and 1995, and for, and as of the end of, each of the years in the five-year period ended December 31, 1995, and are derived from the consolidated financial statements of the Company and its subsidiaries. The consolidated financial statements of the Company as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, which accompanies this Proxy Statement, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon appearing therein. The Company does not expect Deloitte & Touche LLP to be present at the Special Meeting.

                                       THREE MONTHS ENDED
                                            MARCH 31                              YEAR ENDED DECEMBER 31,
                                       --------------------   ------------------------------------------------------------
                                         1996       1995      1995        1994         1993         1992        1991
                                                                 (in thousands except share information)

STATEMENT OF
 OPERATIONS DATA:

Operating revenues,
 net ..............................   $  33,171   $   29,153  $  142,122   $  127,678   $  122,960   $  119,799   $  113,836

Income before income
 taxes and
 cumulative effect of
 change in accounting
 principle ........................       1,105          498       2,724        4,641        3,280        4,766        3,139

Provision for income
 tax ..............................         465          209       1,181        1,950        1,400        1,983        1,388

Income before
 cumulative effect of
 change in accounting
 principle ........................         640          289       1,543        2,691        1,880        2,783        1,751

Cumulative effect of
change in
accounting principle ..............        --           --          --           --            285         --           --

Net income ........................         640          289       1,543        2,691        1,595        2,783        1,751

PER SHARE DATA(1):

Income before
 cumulative effect
 of change in
 accounting principle .............  $      .19   $      .09  $      .46   $      .80   $      .55   $      .80   $      .50

Net income ........................  $      .19   $      .09  $      .46   $      .80   $      .47   $      .80   $      .50

Weighted average
 shares outstanding (1) ...........   3,368,111    3,381,330   3,377,429    3,347,892    3,409,962    3,497,044    3,506,024


                                       43


                                       AS OF MARCH 31,                         AS OF DECEMBER 31,
                                       ----------------    ---------------------------------------------------------------
                                        1996     1995      1995         1994         1993         1992         1991
                                                                                      (in thousands)

BALANCE SHEET DATA:


Current assets(2) ................. $    35,337 $  33,153  $   32,639   $   35,887(3)$   24,136   $   29,494   $   29,684
Total assets(2) ...................      66,262    70,735      63,394       61,968       56,607       57,679       57,111
Current liabilities(2) ............      14,078    11,148      10,598        9,051       12,251       12,161        9,023

Long-term debt and
capital lease obliga-
tions, net of current
portion ...........................      12,593    22,144      13,860       15,906       11,037        9,359       14,648

ESOP obligations ..................           0       180         192          449          975        1,277        1,656

Other long-term
liabilities .......................       1,321     1,428       1,337        1,433          856          692          852

Stockholders' equity ..............      38,269    35,835      37,407       35,129       31,488       34,190       30,932

- ------------------


     (1)  Adjusted to reflect the 1-for-5 reverse split of the Company's  Common
          Stock that was effective June 15, 1992.

     (2) Amounts for years prior to 1992 have been restated to reflect the reclassification of vendor receivables to accounts payable.

     (3) Amount for 1994 has been restated to reflect the reclassification of Retail Stores under development.

     The per share book values of the Common Stock on March 31, 1996,  March 31,
1995, December 31, 1995, and December 31, 1994, were $11.53,  $10.82, $11.27 and
$10.62, respectively.




                                 THE MERGER AGREEMENT

PARTIES TO THE MERGER AGREEMENT

     BIG O TIRES, INC., a Nevada corporation (the "Company"), is engaged primarily in the business of franchising Retail Stores and supplying Retail Stores with tires and related automotive products for sale. The Company also owns and operates Retail Stores and, on a limited basis, engages in site selection and real estate development for Retail Stores. The mailing address of the Company's principal executive offices and corporate headquarters is 11755 East Peakview Avenue, Suite A, Englewood, Colorado 80111 and its telephone number is (303) 790-2800.

     TBC CORPORATION, a Delaware corporation (the "Parent"), is an independent marketer and distributor of tires and other automotive aftermarket products. See "Information Pertaining to the Parent and the Purchaser." The mailing address of the principal executive offices of both the Parent and the Purchaser is 4770 Hickory Hill Road, P. O. Box 18342, Memphis, Tennessee 38181-0342, and their telephone number is (901) 363-8030.

     TBCO ACQUISITION, INC., a Nevada corporation (the "Purchaser"), has been organized as a wholly-owned subsidiary of the Parent for the purpose of effecting the Merger and has engaged in no other business activities other than those related to the acquisition of the Company. See "Information Pertaining to the Parent and the Purchaser."

DESCRIPTION OF THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF THE MERGER AGREEMENT, THE FULL TEXT OF WHICH (WITHOUT THE EXHIBITS THERETO) IS INCLUDED HEREIN AS APPENDIX A. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE
DESCRIPTION OF THE MERGER. THE FOLLOWING DESCRIPTION ALSO CONTAINS OTHER INFORMATION ABOUT THE MERGER.

     TERMS OF THE MERGER. Pursuant to the Merger Agreement, the Purchaser will merge into and with the Company, with the Company continuing as the surviving corporation. The Merger will occur immediately upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada (the date and time of such filing referred to herein as "Effective Time"). The name of the Company will remain "Big O Tires, Inc." At the Effective Time, the Articles of Incorporation and Bylaws of the Purchaser as in effect immediately prior to the Effective Time until thereafter amended, will be the Articles of Incorporation and Bylaws of the Company. The officers and directors of the Purchaser immediately prior to the Effective Time will be the initial officers and directors of the Company until their successors are elected and qualified, as the case may be. At the Effective Time, all issued and outstanding shares of Common Stock owned by the stockholders of the Company, other than treasury shares, will be canceled and extinguished, and will be converted into the right to receive the Merger Consideration. Payments of cash to stockholders of the Company will be made promptly after the Effective Time upon surrender by holders of their certificates, together with the appropriate transmittal form, to the Exchange Agent referred to below. See "The Merger Agreement -- Exchange of Certificates." Any treasury shares will be cancelled. In the Merger, each share of $.01 par value common stock of the Purchaser which is issued and outstanding immediately prior to the Effective Time will be converted into and become one share of Common Stock of the Surviving Corporation. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue to operate as a wholly-owned subsidiary of the Parent.

     All properties and assets of every kind held by the Company and the Purchaser at the Effective Time will become property and assets of the Company, and the Company will continue to be liable for all of its obligations, debts and other liabilities, as well as those, if any, of the Purchaser.

     The Company expects the Effective Time to occur before _______, 1996. The Effective Time cannot occur until all conditions to the Merger have been satisfied or waived. See "The Merger Agreement -- Conditions to the Merger."

     The Merger Agreement provides for the exercise of appraisal or other rights as may be available under Nevada law. However, no appraisal rights or right to dissent are available for the Merger under Nevada law. See "The Special Meeting
- -- Absence of Appraisal Rights and Right to Dissent." Consequently, if the Merger is consummated, holders of all shares of Common Stock will be required to accept the Merger Consideration.

     STOCK OPTIONS AND SARS. The Company is required by the Merger Agreement to cancel immediately prior to the Effective Time each option to purchase shares of Common Stock (collectively, the "Options") which have been granted under any Company stock or compensation plan or arrangements. Each holder of an Option will be entitled to receive, in lieu of each share which such holder otherwise would have received upon exercise of the Option, cash equal to the amount (if any) by which $16.50 exceeds the exercise price per share payable pursuant to such Option ("Option Settlement Amount") provided that the Company is required to cancel for a lesser amount any Option issued under a plan which allows the Option to be canceled for less than the Option Settlement Amount. Taxes and other required withholdings will be deducted from the cash payments. The Company is not permitted to grant any additional Options. On or before the Effective Time, the Company will cause all of its stock option, stock appreciation and compensation plans to be terminated. Under the Merger Agreement, prior to the Effective Time, the Company is required to cancel and settle all agreements providing for stock appreciation rights. See "Interest of Certain Persons in the Merger."

     CONDITIONS TO THE MERGER. The obligations of the Parent, the Purchaser and the Company to effect the Merger are conditioned on, among other things (i) the Merger Agreement receiving the requisite approval of the Company's stockholders (see "The Special Meeting -- Vote Required to Approve the Merger"); (ii) there being no preliminary or permanent injunction or other order, decree, ruling or law or regulation or pending proceeding which would prevent the consummation of the Merger or seek damages with respect thereto; and (iii) receipt of all material consents or authorizations from governmental authorities or parties to contracts.

     The obligations of the Company to effect the Merger additionally are conditioned on (i) the performance in all material respects by the Parent and the Purchaser of the obligations to be performed by them at or prior to the Effective Time; and (ii) the truth and correctness in all material respects of the representations and warranties of the Parent and the Purchaser contained in the Merger Agreement.

     The obligations of the Parent and the Purchaser to effect the Merger additionally are conditioned on (i) the performance in all material respects by the Company of the obligations to be performed by it under the Merger Agreement;
(ii) the truth and correctness in all material respects of the representations and warranties of the Company contained in the Merger Agreement; (iii) the

Parent and Purchaser having received, on terms satisfactory to them, financing sufficient to consummate the Merger and to replace certain of the indebtedness of the Company; (iv) cancellation and settlement of all Options and stock appreciation rights; (v) redemption of the Rights; (vi) execution of employment agreements between the Company and Messrs. Cloward, Adams and Staker; (vii) receipt of an opinion of counsel to the Company with respect to certain matters relating to the Company and the Merger; (viii) receipt of a letter from Deloitte & Touche LLP, the Company's independent public accountants, with respect to the interim financial statements of the Company; (ix) receipt of evidence of payment by the Company of all expenses incurred in connection with the Stockholder Proposal since 1992, the transactions contemplated by the Dealer Management Group Merger Agreement, and the transactions contemplated by the Merger Agreement; and (x) compliance with applicable Nevada law. The terms of the Merger Agreement may be modified or waived, subject to certain restrictions. See "The Merger Agreement -- Modification and Waiver" and "Special Factors -- Background and Negotiations Regarding the Merger."


     REPRESENTATIONS AND WARRANTIES. The Company, the Parent and the Purchaser have made certain representations and warranties to each other in the Merger Agreement, including, among other things, representations and warranties relating to their respective organizations, qualifications and capitalizations, authorizations to enter into the Merger Agreement, that the Merger and Merger Agreement do not conflict or fail to comply with any other agreements, instruments, their organizational documents, the consents and approvals that must be obtained in connection with the Merger, and the absence of brokers or finders.

     The Company has made certain additional representations and warranties (which representations and warranties are subject, in certain cases, to specified exceptions), including representations and warranties as to the following: (a) the accuracy of the Company's filings with the United States Securities and Exchange Commission and the financial statements of the Company;
(b) the absence of any material adverse change to the Company before the Effective Time; (c) the absence of undisclosed material liabilities or litigation; (d) fairness of the transaction to stockholders; (e) the existence and status of material contracts, proprietary rights, properties and environmental matters, (f) existence and status of employee benefit plans; and
(g) the payment of taxes.

     CONDUCT OF BUSINESS PENDING MERGER. In the Merger Agreement, the Company covenants and agrees that, prior to the Effective Time, unless the Parent and the Purchaser otherwise agree in writing, or except as disclosed in the Disclosure Certificate to the Merger Agreement or as otherwise expressly contemplated by the Merger Agreement, neither the Company nor any of its subsidiaries or joint ventures will take any action except in the ordinary course of business and consistent with past practices, and the Company will use its best efforts to maintain and preserve its business organization, assets, prospects, employees and advantageous business relationships.

     The Company has also agreed that neither the Company nor any of its subsidiaries or joint ventures will, directly or indirectly, do any of the following: (i) incur any expenses in contemplation of a reorganization or restructuring of the Company; (ii) amend its Articles of Incorporation or Bylaws or similar organizational documents; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or make any distribution, payable in cash, stock, property or otherwise with respect to its capital stock; (iv) transfer the stock or any assets or liabilities of any subsidiary or joint venture or, except in the ordinary course of business and consistent with past practice; (v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company except the Merger; or (vi) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     In addition, the Company has agreed that neither the Company nor any of its subsidiaries or joint ventures will, directly or indirectly: (i) issue, sell, pledge, encumber or dispose of, or authorize, propose or agree to the issuance, sale, pledge, encumbrance or disposition of its capital stock or any other equity securities, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock or any other equity securities, or any other securities in respect of, in lieu of, or in substitution for shares of Common Stock outstanding on the date of the Merger Agreement except for shares of Common Stock issuable upon exercise of Options outstanding on that date and which by their terms are or become exercisable at or prior to the Effective Time; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any material amount of property or assets, in any other individual or entity; (iii) other than or pursuant to existing lending arrangements, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse (other than to a Company account) or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances;
(iv) release or relinquish any material contract right; (v) settle or compromise any pending or threatened suit, action or claim by or against the Company involving a payment by the Company exceeding $25,000; (vi) take any action involving possible expenditures, contingent liabilities or the acquisition or disposition of assets other than the purchase or sale of inventory in the ordinary course of business, in each case in excess of $25,000; or (vii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.

     The Company has also agreed that the Company and its subsidiaries and joint ventures will use their best efforts to keep in place their current insurance policies, including but not limited to director and officer liability insurance, which are material (either individually or in the aggregate), and notwithstanding such efforts, if any such policy is canceled, the Company will use its best efforts to replace such policy or policies.

     The Company has agreed that the Company, each subsidiary of the Company and their respective directors, officers, and authorized agents will not, and will not authorize or direct any other person to, directly or indirectly, (i) participate in discussions or negotiations with or provide any confidential information regarding the Company to any person for the purpose of soliciting, encouraging, or enabling any corporation, partnership, person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), including the Company or any of its subsidiaries but excluding the Parent, the Purchaser or any of their affiliates and excluding any group of which the Parent, the Purchaser or any of their affiliates is a member ("Another Person"), to propose an acquisition of any of the capital stock of the Company (other than pursuant to the outstanding Options) or all or any substantial portion of the assets or business of the Company (collectively, "Acquisition Proposal"), or (ii) solicit from, encourage, negotiate with, or accept from Another Person an Acquisition Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company, in the exercise of its fiduciary duties, makes a good faith determination that the Board of Directors' failure to permit the Company to take any such action would constitute a breach of its fiduciary duties (based as to the legal issues involved on the written opinion of legal counsel), the Company shall so advise the Parent and the Purchaser and, thereafter, the taking of any such action shall not be a violation of the above prohibition.

     The Purchaser and the Company have each agreed to take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible.

     ADDITIONAL AGREEMENTS. In the Merger Agreement, the Company, the Purchaser and the Parent have agreed to certain other matters, including the preparation of all documents required to be submitted under federal and state law to stockholders and federal or state agencies; to submit the proposed Merger to a vote of the stockholders of the Company, subject to the right of the Investment Committee and the Board of Directors to withdraw their recommendations based on the written advice of legal counsel or in accordance with the exercise of their fiduciary responsibilities; the cancellation of all outstanding Options as well as termination of all plans pursuant to which such Options are granted or issued; the payment of certain fees as set forth below and to provide indemnification to certain directors and officers of the Company and any of its subsidiaries. See "Directors and Executive Officers of the Company."

     FEES AND EXPENSES. All costs and expenses, except as described below, incurred in connection with the Merger are to be paid by the party incurring such expenses.

     If the Merger Agreement is terminated (A) by the Parent and the Purchaser because of a breach of the Company's representations or warranties, because certain conditions to the obligations of the Parent, the Purchaser and the Company to consummate the Merger are not satisfied solely because the Company has failed to fulfill the Company's obligations under the Merger Agreement, because the Company provides confidential information to a third party who may be interested in acquiring the Company, the Company announces its intention to enter into another acquisition transaction, or another acquisition transaction is commenced, or because the expenses incurred by the Company since September 30, 1995, in connection with the Stockholder Proposal, the Dealer Management Group Merger Agreement, the Merger and the severance of Messrs. Siipola and Mehlfeldt exceed $1,900,000 or (B) by the Company if the Board of Directors withdraws its recommendation to the Company's stockholders to approve the Merger or changes its recommendation in a manner adverse to Parent and Purchaser, and by _______ 1997, (i) Another Person shall have acquired or agreed to acquire all or a substantial portion of the assets of the Company or consummated or agreed to consummate a merger or consolidation with, or other acquisition of, the Company, (ii) Another Person shall have acquired or agreed to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 35% or more of the shares of Common Stock then outstanding, or (iii) a "change in control" of the Company involving Another Person within the meaning of Item 1 of Form 8-K under the Securities Exchange Act of 1934 shall have occurred, the Company must, within five (5) business days after consummation of any transaction referred to in clauses (i), (ii) or (iii) above, pay to the Parent and Purchaser (by transfer of same-day funds to an account designated by the Parent for such purpose) an amount equal to (i) $1,000,000, less (ii) any funds paid by the Company to the Purchaser pursuant to the provisions described in the following paragraph; provided such amount shall be payable by the Company with respect to any such transaction referred to in clauses (i), (ii) and (iii) above only if
(a) the transaction provides for the Company or the holders of any shares of Common Stock being purchased in such transaction to receive consideration per share having an indicated value equal to or in excess of $16.50 per share, or
(b) the amount of consideration received in such transaction is not readily determinable on a per share basis and the Investment Committee or another committee of disinterested members of the Board of Directors of the Company fails to make a good faith determination that, to the stockholders of the Company from a financial point of view, such transaction is not comparable to or more favorable than the Merger.



     Also, with certain exceptions, if the Merger Agreement is terminated under any of the circumstances described in (A) or (B) of the preceding paragraph, the Company will, within five (5) business days after notice by the Purchaser to the Company, reimburse the Parent and the Purchaser for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable commitment fees, reasonable termination fees, reasonable attorney fees and expenses incurred by potential lenders which the Parent and the Purchaser are obligated to reimburse, and other fees and expenses incurred in connection with arranging financing for the Merger, legal fees and expenses, appraisal fees, fees and expenses of financial advisors and fees and expenses for accountants) incurred by the Purchaser or the Parent, or on their behalf in connection with the preparation or negotiation of the Merger Agreement or the transactions contemplated thereby or otherwise incurred in contemplation of the Merger Agreement, provided that the Company is not obligated to pay under this paragraph any additional amounts under this paragraph if the Parent and the Purchaser have been paid by the amount provided under the above paragraph. The Company has the right to review all expense receipts (other than receipts which contain privileged or confidential information).

     MODIFICATION AND WAIVER. The Merger Agreement may be amended by action of the Boards of Directors of the Company (including the Investment Committee), the Purchaser and the Parent, set forth in an instrument in writing signed on behalf of the Company, the Parent and the Purchaser, or the time for performance of any obligation or act or compliance with any agreement or condition may be extended or waived by a party, provided that no amendment which would materially adversely affect the stockholders of the Company may be made without further approval of the stockholders after approval of the Merger by the stockholders has been obtained.

     TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval of the Merger by the stockholders of the Company, by mutual written consent of the Boards of Directors of the Parent, the Purchaser and the Company (including the Investment Committee in the case of the Company). The Company or the Purchaser may terminate the Merger Agreement if the Effective Time has not occurred by July 31, 1996, provided that the right to terminate is not available to a party whose failure to fulfill any obligation under the Merger Agreement has caused or resulted in the failure of the Effective Time to occur.

     The Company may terminate the Merger Agreement for failure by the Parent or the Purchaser to perform in any material respect any of its obligations under the Merger Agreement, if the representations and warranties of the Parent and the Purchaser set forth in the Merger Agreement are not true and correct in all material respects prior to the Effective Time, if the Company's Board of Directors, in the exercise of its fiduciary duty under the circumstances described above, withdraws its recommendation to the stockholders of the Company to adopt and approve the Merger or changes such recommendation in any manner adverse to Parent and Purchaser, or if the Parent and the Purchaser shall not have deposited the Merger Consideration with the Exchange Agent (as described below) on the closing date of the Merger. The Purchaser may terminate the Merger Agreement if the Company takes any action regarding an Acquisition Proposal as described above, regardless of whether the taking of such action is permitted in the exercise of the fiduciary duties of the Company's Board of Directors; if there occurs, or the Company enters into or publicly announces its intention to enter into an agreement with Another Person to cause to occur, a transaction of the type described in clauses (i), (ii) or (iii) in the second paragraph under "Fees and Expenses" described above, or Another Person shall have commenced or publicly announced an intention to commence a tender or exchange offer for the Company's Common Stock; if the Company fails to perform in any material respects its obligations under the Merger Agreement or the representations and warranties of the Company set forth in the Merger Agreement are not true and correct in all material respects prior to the Effective Time; or if the Company's expenses incurred since September 30, 1995, in connection with the Stockholder Proposal, the Dealer Management Group Merger Agreement, the Merger and the severance of Messrs. Siipola and Mehlfeldt exceed $1,900,000. If the Merger Agreement is terminated it will become void and have no effect except with respect to obligations of the parties to maintain confidentiality of information and with respect to payment of certain fees and expenses. See "The Merger Agreement -- Fees and Expenses." However, a party will remain liable for willful default of its obligations under the Merger Agreement.

     EXCHANGE OF CERTIFICATES. Promptly after the Effective Time, _____________________________ (the "Exchange Agent") will mail to each record holder of certificates representing shares of Common Stock ("Certificates") that were converted into the right to receive cash, a letter of transmittal advising the holders of the procedure for surrendering Certificates for payment of the Merger Consideration. Until surrendered with the letter of transmittal duly executed and completed, the Certificates will represent only the right to receive the amount of Merger Consideration, without interest, applicable to those shares represented by the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered for payment is registered, that person will be responsible for paying, or establishing the payment or non-applicability of any transfer or other taxes required. After 180 days following the Effective Date, a holder of Certificates may surrender the Certificates for payment of the Merger Consideration only to the Company, but will have no greater rights to payment than a general unsecured creditor of the Company. After the Effective Time, no transfers of Common Stock on the transfer books of the Company will be made. Certificates presented after the Effective Time will be canceled and exchanged only for the applicable Merger Consideration. From and after the Effective Time, holders of Certificates will cease to have any other rights with respect to the Common Stock, including rights to dividends or voting rights.

     Upon surrender and exchange of a Certificate, the holder will be paid, without interest, the applicable Merger Consideration, less any amounts required to be withheld under applicable federal income tax backup withholding regulations. A holder who is a United States citizen and resident (other than a corporation) may be able to avoid backup withholding by providing the Exchange Agent with a correct taxpayer identification number in accordance with instructions in the letter of transmittal. Certificates should not be surrendered until the letter of transmittal is received.

     As permitted by applicable Nevada law, no interest will accrue or be paid on the Merger Consideration upon surrender of the Certificates. The Company expects that the Merger Consideration will be paid to a stockholder as promptly as possible following receipt by the Company of the stockholder's Certificate and letter of transmittal duly executed and completed.

                      INTEREST OF CERTAIN PERSONS IN THE MERGER


     The Company has entered into Stock Appreciation Rights Agreements (the "SAR Agreements") with John E. Siipola, Horst K. Mehlfeldt and Steven P. Cloward, all of whom are officers and directors of the Company, effective February 15, 1995. Each SAR Agreement grants each person 100,000 share equivalent units. Each unit entitles each person to receive, in cash only, the difference between $13.875 per share and the market value of a share of common stock on the exercise date. Each individual's right to exercise 16,662 of the units vested on August 16, 1995, and vest at a rate of 2,777 units on the 16th day of each month thereafter until the 16th day of January, 1998, at which time the 2,805 unvested units vest. Such vesting shall occur only if the person is in the full-time employ of the Company or any subsidiary of the Company on each vesting date.



     On April 11, 1996, the Board of the Company agreed that if the Merger is consummated, Messrs. Siipola and Mehlfeldt will resign their positions with the Company and will receive lump sum payments of $208,613 and $186,654, respectively, rather than fifteen (15) months of severance pay in accordance with the Company's previously adopted Executive Management Severance Pay Policy. In addition, the Board of Directors of the Company agreed that the Company would repurchase the 66,648 units under each of the SAR Agreements of Messrs. Siipola and Mehlfeldt for a total amount of $174,951 each and that the Company would continue to provide medical and dental insurance benefits to Messrs. Siipola and Mehlfeldt and their eligible dependents for fifteen (15) months after the Effective Time or until they obtain other employment, whichever is earlier. Effective April 30, 1996, the Company and Messrs. Siipola and Mehlfeldt entered into agreements regarding these matters and confirming that Messrs. Siipola and Mehlfeldt would have their Options repurchased in accordance with the Merger Agreement.

     Steven P. Cloward and John B. Adams are participants in the Company's Supplemental Executive Retirement Plan (the "Plan"). Pursuant to the Plan, upon a change in control of the Company such as will occur as a result of the Merger, each participant will be entitled to receive all amounts credited to the participant's account. Messrs. Cloward and Adams have elected to take their distributions in lump sum payments rather than in monthly installments over 5 to 10 years. The aggregate distributions to them will be $11,632.50 plus any amount credited in 1996 for 1995.

     On April 30, 1996, Parent entered into letter agreements with Messrs. Cloward, Adams and Staker, respectively, providing, among other things, in substance, that upon the merger of Purchaser into the Company, Parent will cause the Company to enter into employment agreements with them. Each such agreement will be for a period of three years, until June 30, 1999, subject to termination by the Company on 30 days notice prior to a date one year after execution of the agreements. Mr. Cloward will be employed as President and Chief Executive Officer of the Company at an annual salary of $180,000 and will be paid a one time transition bonus in the amount of $50,000, one half payable in 1996 and the balance in 1997. Mr. Adams will be employed as Executive Vice President at an annual salary of $150,500. Mr. Staker will be employed as Senior Vice President Operations at an annual salary of $129,500. In addition, Messrs. Cloward, Adams and Staker are to participate in the Company's Management By Objective incentive compensation plan, as it may be modified for 1996, and subsequent incentive compensation plans for future years, to participate also in TBC's stock option plan, and to receive certain fringe benefits.

     INDEMNIFICATION BY THE PARENT AND THE COMPANY. The Merger Agreement provides that Parent and the Company will enter into indemnification agreements with each present director of the Company as of the Effective Time. Regardless of whether the Merger becomes effective, the Company, to the fullest extent permitted by applicable law, will indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries, including the members of the Investment Committee, from all expenses, judgments, fines, penalties and penalties incurred in connection with the defense or settlement, or successful disposition, of a proceeding in which the indemnitee was involved by reason of being a director or officer of the Company or serving at the request of the Company as a principal of another entity. Indemnification is conditioned upon the indemnitee providing notice to the Company. Expenses may be advanced with the agreement of the indemnitee to repay the advances if it is later determined that the indemnitee was not entitled to such indemnification.



                      INFORMATION PERTAINING TO THE PARENT
                                AND THE PURCHASER

GENERAL

     Pursuant to the Merger, the Purchaser will merge with and into the Company and the Company will remain as the surviving corporation. The result of the Merger will be that the Company will become a wholly-owned subsidiary of the Parent. The Merger Agreement provides that the Board of Directors of Purchaser will become the Board of Directors of the Company at the Effective Time.

     Parent is a Delaware corporation primarily engaged in the distribution of tires and other automotive aftermarket products. The Parent's Common Stock is traded on the Nasdaq National Market System under the symbol TBCC.

     Purchaser is a Nevada corporation organized as a wholly-owned subsidiary of Parent specifically for the purpose of effecting the Merger. It is not anticipated that Purchaser will have any significant assets or liabilities (other than its rights and liabilities under the Merger Agreement) or engage in any activities other than those incidental to its formation, the Merger Agreement, or the Merger.

     The principal executive offices of Parent and Purchaser are located at 4770 Hickory Hill Road, P. O. Box 18342, Memphis, Tennessee 38181-0342, and their telephone number is (901) 363-8030.

SECURITY OWNERSHIP OF MANAGEMENT OF TBC IN COMPANY

     As of ____________, 1996, TBC did not own any Common Stock of the Company. Should TBC acquire any Common Stock prior to the Merger, the Merger Agreement provides that such Common Stock would be cancelled at the Effective Time.


                         DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the Securities and Exchange Commission are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended;
(ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and (iii) the Company's Current Reports on Form 8-K dated March 18, 1996 and May __, 1996. All documents filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 after the date of this Proxy Statement and prior to the Special Meeting (or any adjournments or postponements thereof) shall be deemed to be incorporated into this Proxy Statement by reference and to be a part hereof from the date of filing of such documents.

     This Proxy Statement is accompanied by copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996. The Company will provide without charge to each person to whom a copy of this Proxy Statement has been delivered, on the written or oral request of such person, by first class mail or equally prompt means, within one business day of the receipt of such request, copies of the other reports of the Company that have been incorporated herein by reference. Requests for such copies should be directed to Beth Hayne, Director, Investor Relations, at the Company at its principal offices, 11755 East Peakview Avenue, Englewood, Colorado 80011, or by telephone at (303) 790-2800. Such requests should be made by ------------------ to ensure delivery prior to the Special Meeting.

                                STOCKHOLDER PROPOSALS

     It is currently anticipated that the Company's next annual meeting of stockholders will occur after the Effective Time and accordingly the Company's existing stockholders will not be entitled to participate in such meeting unless the Merger is not consummated. If the Merger is not consummated, proposals of stockholders intended to be presented at the next annual meeting of the Company's stockholders must be received by the Company within a reasonable time prior to the mailing of the proxy statement for such meeting but no later than
- ----------------, 1996.

                              By Order of the Board of Directors

                              Philip J. Teigen, Secretary

Englewood, Colorado
- ------------, 1996

                                PRELIMINARY COPY
                                      PROXY

                                BIG O TIRES, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD __________, 1996


     The undersigned hereby constitutes and appoints John E. Siipola, Horst K. Mehlfeldt, Steven P. Cloward, and each of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to act for and to vote all of the undersigned's shares of common stock of Big O Tires, Inc. ("Company") at the Special Meeting of Stockholders to be held at _________________ _________________________ Colorado __________ on _____________, 1996, at ______:
__.m., Mountain Daylight Time, and at all adjournments thereof for the following purposes:

     1. Approval of the Agreement and Plan of Merger dated _______, 1996, by and among the Company, TBC Corporation and TBCO Acquisition, Inc. and the Merger of TBCO Acquisition, Inc. into the Company, all as described in the accompanying Proxy Statement.

          [  ] FOR       [  ] AGAINST        [  ] ABSTAIN FROM VOTING

     2. In their discretion, the Proxies are authorized to vote upon such other business as lawfully may come before the meeting.

     The undersigned hereby revokes any proxies as to said shares heretofore given by the undersigned and ratifies and confirms all that said attorneys and proxies lawfully may do by virtue hereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THEN THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING FOR APPROVAL OF THE MERGER.

     It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the Notice of Special Meeting of Stockholders to the undersigned. The proxies and attorneys intend to vote the shares represented by this proxy on such matters, if any, as determined by the Board of Directors.

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement furnished therewith, and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

                         Dated and Signed:

                         __________________________________________, 1996

                         -------------------------------------------

                         -------------------------------------------

                         Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustee, guardians and attorneys should so indicate when signing. Attorneys should submit powers of attorney